CELANESE CORPORATION
FORM PROXY STATEMENT
SCHEDULE 14A INFORMATION
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CELANESE CORPORATION

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CELANESE CORPORATION
1601 W. LBJ Freeway
Dallas, Texas 75234
July 24, 2006
Dear Fellow Shareholders:
      On behalf of your Board of Directors, we are pleased to invite you to attend a Special Meeting of Shareholders of Celanese Corporation. The meeting will be held on August 14, 2006, at 8:00 a.m. (CDT), at the Omni Dallas Hotel at Park West, 1590 LBJ Freeway, Dallas, Texas 75234.
      At this meeting, you will be asked to:

(1)	Elect two Class I Directors to serve until the 2008 Annual Meeting of Shareholders; and

(2)	Transact any other business properly brought before the meeting.
      The enclosed Notice of Special Meeting of Shareholders and Proxy Statement contain details about the business to be conducted at the meeting. You may also read the notice and Proxy Statement on our web page at www.celanese.com/index/ir index/ir reports.htm.
      To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. We also offer shareholders the opportunity to vote their shares electronically through the Internet or by telephone. Please see the Proxy Statement and the enclosed proxy card for details about electronic voting options. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the polls close at the meeting.

Sincerely,

David N. Weidman
President and Chief Executive Officer

i

CELANESE CORPORATION
1601 W. LBJ Freeway
Dallas, Texas 75234

Notice of Special Meeting of Shareholders

Time:	8:00 am (CDT)

Date:	August 14, 2006

Place:	Omni Dallas Hotel at Park West 1590 LBJ Freeway Dallas, Texas 75234

Items of Business:	(1) To elect Mr. Martin G. McGuinn and Mr. John K. Wulff to serve as Class I Directors until the 2008 Annual Meeting of Shareholders or until their successors are elected and qualified; and

(2) To transact such other business as may properly come before the meeting.

Record Date:	You are entitled to attend the Special Meeting and can vote if you were a shareholder of record as of the close of business on July 10, 2006.

Date of Mailing:	This notice and the Proxy Statement are first being mailed to shareholders on or about July 24, 2006.

By Order of the Board of Directors of
Celanese Corporation

Curtis S. Shaw
Corporate Secretary
Dallas, Texas
July 24, 2006
YOUR VOTE IS IMPORTANT
      It is important that your shares are represented and voted at the Special Meeting. Whether or not you plan to attend the meeting, please provide your proxy by marking, dating and signing the enclosed proxy card and returning it promptly in the enclosed envelope. Shareholders also have the option of voting electronically through the Internet or by telephone. Please read the accompanying Proxy Statement and the voting instructions printed on your proxy card for details about electronic voting procedures. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the polls close at the meeting.

CELANESE CORPORATION
1601 W. LBJ Freeway
Dallas, Texas 75234
PROXY STATEMENT
For the Special Meeting of Shareholders To Be Held On
August 14, 2006
      The Board of Directors (the “Board of Directors” or the “Board”) of Celanese Corporation, a Delaware corporation (“Celanese,” “us,” “Company,” “we” or “our”), solicits the enclosed proxy for use at a Special Meeting of Shareholders of the Company to be held at 8:00 am (CDT), on Monday, August 14, 2006, at the Omni Dallas Hotel at Park West, 1590 LBJ Freeway, Dallas, Texas 75234. This Proxy Statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about our directors (each, a “Director” or collectively, the “Directors”) and executive officers. We will bear the expense of soliciting the proxies for the Special Meeting.
INFORMATION CONCERNING SOLICITATION AND VOTING
      This Proxy Statement and the form of proxy will be mailed on or about July 24, 2006, to shareholders of record and beneficial owners who owned shares of Celanese Series A common stock (the “Common Stock”) at the close of business on July 10, 2006.
Special Meeting

Date:	Monday, August 14, 2006
Time:	8:00 am (CDT)
Location:	Omni Dallas Hotel at Park West
1590 LBJ Freeway
Dallas, Texas 75234
Phone:	(972) 869-4300
      Our principal executive offices are located at 1601 W. LBJ Freeway, Dallas, Texas 75234. Directors, officers and regular employees may solicit proxies on behalf of Celanese, without additional compensation, personally or by telephone.
QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE SPECIAL MEETING
What is the purpose of the Special Meeting?
      At our Special Meeting, shareholders will vote upon the election of two new independent directors to bring the Company in compliance with the requirements for director independence contained in the New York Stock Exchange (“NYSE”) listing standards. We were previously exempt from such requirements as a result of our being a “controlled company.” As a result of affiliates of The Blackstone Group L.P. (“Blackstone”) selling 35,000,000 shares of our Common Stock on May 9, 2006, we are no longer a “controlled company.”
Why am I receiving these materials?
      We sent you this Proxy Statement and the enclosed proxy card because our Board is soliciting your proxy to vote your shares at the Special Meeting. As a shareholder, you are invited to attend the meeting and are entitled to vote on the items of business described in this Proxy Statement.
What is the difference between holding and voting shares as a shareholder of record and as a beneficial owner?
      Most Celanese shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

      Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“ComputerShare”), you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Celanese. As the shareholder of record, you have the right to grant your voting proxy directly to Mr. John J. Gallagher III, our Executive Vice President and Chief Financial Officer, Mr. Curtis S. Shaw, our Executive Vice President, General Counsel and Corporate Secretary, and Mr. Kevin J. Rogan, our Associate General Counsel and Assistant Secretary, collectively (the “Proxyholders”) or to vote in person at the Special Meeting. Celanese has enclosed or sent a proxy card for you to use.
      Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee (the “Record Holder”), you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your Record Holder, which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Special Meeting. HOWEVER, SINCE YOU ARE NOT THE SHAREHOLDER OF RECORD, YOU MAY NOT VOTE THESE SHARES IN PERSON AT THE SPECIAL MEETING UNLESS YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES. Your Record Holder has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.
Who may attend the Special Meeting?
      The Board of Directors set July 10, 2006 as the record date for the Special Meeting. All shareholders of record and beneficial owners who owned shares of Common Stock at the close of business on July 10, 2006, or their duly appointed proxies, may attend and vote at the Special Meeting or any adjournments thereof. Please note that if you are a beneficial owner, you will need to bring personal identification and a copy of a statement reflecting your share ownership as of July 10, 2006 and check in at the registration desk at the Special Meeting.
Who can vote?
      Each shareholder who owned Common Stock at the close of business on July 10, 2006 is entitled to one vote for each share of Common Stock held on all matters to be voted on. At the close of business on the record date, there were 158,592,161 shares of our Common Stock outstanding. We have no outstanding shares of our Series B common stock.
What am I voting on?
      At the Special Meeting, you will be voting on the election of Mr. Martin G. McGuinn and Mr. John K. Wulff to serve until the 2008 Annual Meeting of Shareholders or until their successors are elected and qualified.
      We will also consider other business that properly comes before the meeting.
How many votes are required to hold the Special Meeting?
      The required quorum for the transaction of business at the Special Meeting is a majority of shares of Common Stock issued and outstanding on the record date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Special Meeting (the “Votes Cast”) with respect to such matter.
      As of July 10, 2006, affiliates of Blackstone beneficially own and have the right to vote approximately 31.6% of the outstanding shares of our Common Stock and have advised us that they intend to vote all such shares in favor of the nominees for Director.
How are abstentions and broker non-votes treated?
      While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of Directors). In the absence of a controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal as to which the abstention is made. Broker non-votes will be counted toward calculating a quorum, but not have any effect on the outcome of the voting on a proposal.
How many votes are required to pass a proposal?
      A plurality of the Votes Cast is required to elect Directors. This means that the nominees who receive the greatest number of votes for each open seat will be elected. A vote is withheld when a properly executed proxy is marked “WITHHELD FROM ALL NOMINEES” or “FOR ALL NOMINEES EXCEPT AS NOTED ABOVE” for the election of one or more Directors. The affirmative vote of a majority of the votes present or represented and entitled to vote is required for all other matters.
What does it mean to vote by proxy?
      By giving your proxy, you give someone else the right to vote your shares in accordance with your instructions. In this way, you assure that your vote will be counted even if you are unable to attend the Special Meeting. In this case, we are asking you to give your proxy to the Proxyholders and each of them individually. If you give your proxy but do not include specific instructions on how to vote, the Proxyholders will vote your shares FOR the election of the Board’s nominees.
How does the Board recommend I vote on the proposal?
      The Board recommends votes:

•	FOR the election of each of the nominees for Directors named in this Proxy Statement — Mr. Martin G. McGuinn and Mr. John K. Wulff as Class I Directors.
      Affiliates of Blackstone beneficially own and have the right to vote approximately 31.6% of the outstanding shares of our Common Stock. Affiliates of Blackstone have authorized the Proxyholders to vote FOR the proposal recommended by the Board.
How can I vote?
      Each shareholder is entitled to one vote for each share of Common Stock on all matters presented at the Special Meeting. Shareholders do not have the right to cumulate their votes for the election of Directors. Celanese is offering the following methods of voting:
      Electronic Voting. Electronic voting by telephone or over the Internet may depend on whether you are a shareholder of record or hold your shares as a beneficial owner as discussed above in the answer to the question: What is the difference between holding shares as a shareholder of record and as a beneficial owner?

•	Shareholders of Record. Shareholders of record may vote electronically by telephone by calling 1-800-652-VOTE (8683) or over the Internet by accessing www.computershare.com/expressvote. Proxies submitted through the Internet or by telephone through Computershare as described above must be received by 11:59 p.m. (EDT), on August 11, 2006.

•	Beneficial Owners. Beneficial owners may be eligible to vote electronically over the Internet or by telephone if your Record Holder participates in the ADP Investor Communication Services online program. Voter instruction cards will include information for shareholders whose Record Holder is participating in ADP’s program. Proxies submitted through the Internet or by telephone through ADP Investor Communication Services as described above must be received by 11:59 p.m. (EDT), on August 11, 2006.
      Proxy Voting Card. Shareholders not wishing to vote electronically by telephone or over the Internet or whose proxy voting form does not reference Internet or telephone voting information should complete and return the enclosed paper proxy voting card.

      In-Person Voting. Signing and returning the proxy card or submitting the proxy by telephone or over the Internet does not affect the right to vote in person at the Special Meeting. See instructions below regarding: How can I vote my shares in person at the Special Meeting?
      All shares entitled to vote and represented by properly completed proxies received before the Special Meeting and not revoked will be voted at the Special Meeting as you instructed. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy voting card will be voted as the Board of Directors recommends.
How can I vote my shares in person at the Special Meeting?
      Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the Special Meeting. If you choose to vote in person at the Special Meeting, please bring the enclosed proxy card or proof of identification.
      Beneficial Owners. Shares held in street name may be voted in person by you only if you obtain a legal proxy from the Record Holder giving you the right to vote the shares.
      EVEN IF YOU CURRENTLY PLAN TO ATTEND THE SPECIAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED ABOVE SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING.
What happens if additional proposals are presented at the Special Meeting?
      Other than the election of Directors we do not expect any matters to be presented for a vote at the Special Meeting. If you grant a proxy, the Proxyholders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Special Meeting. If for any unforeseen reason any of our nominees is unable to accept nomination or election (which is not anticipated), the persons named as Proxyholders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.
Can I change my vote?
      If you are a shareholder of record, you may change your vote at any time before the polls close at the Special Meeting. You may do this by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	voting again by telephone or through the Internet prior to 11:59 pm (EDT), on August 11, 2006;

•	giving written notice to the Corporate Secretary of the Company by August 11, 2006; or

•	voting again at the meeting.
      Your attendance at the Special Meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previous proxy. You may revoke your proxy at any time before the proxy has been voted at the Special Meeting by taking one of the actions described above.
Who will count the votes?
      Representatives of Computershare will count the votes and will serve as the independent inspector of the election.
What if I return my proxy card but do not provide voting instructions?
      If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card but do not specify how your shares are to be voted, the persons named as proxies on the proxy card will vote your shares in accordance with the recommendations of the Board. These recommendations are:

•	FOR the election of each of the nominees for Director named in this Proxy Statement — Mr. Martin G. McGuinn and Mr. John K. Wulff as Class I Directors.

What does it mean if I receive more than one proxy card?
      It means that you have multiple accounts with brokers and/or our transfer agent, Computershare. Please vote all of these shares. We recommend that you contact your broker and/or Computershare to consolidate as many accounts as possible under the same name and address. Computershare can be contacted at: Computershare Investor Services, P.O. Box 43010, Providence, Rhode Island 02940-3010 and via the website: www.computershare.com/equiserve.
Will my shares be voted if I do not provide my proxy?
      Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the NYSE rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The election of Directors is considered a routine matter for which brokerage firms may vote unvoted shares. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.”
How can I request copies of the Proxy Materials or information?
      If you are a beneficial owner, please contact your Record Holder. If you are a shareholder of record, you may contact our transfer agent:

•	By mail addressed to:
Celanese Corporation
c/o Computershare Investor Services
PO Box 43010
Providence, RI 02940-3010

•	By calling Computershare at: (781) 575-3400

•	By sending us an email to: InvestorRelations@celanese.com
      We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by enrolling in electronic delivery of our shareholder communications materials. By enrolling in electronic delivery, you can receive our proxy materials and shareholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs. If you have questions about electronic delivery, please call our transfer agent at the number set forth above, or your bank or broker. To enroll in electronic delivery:

•	Shareholder of Record. If you are a shareholder of record (you hold your Celanese shares in your own name through Celanese’s transfer agent, Computershare, or you have stock certificates), visit www.econsent.com/ce to enroll.

•	Beneficial Owner. If you are a beneficial owner (your shares are held by a brokerage firm, a bank or a trustee), visit www.icsdelivery.com to enroll.
      Your electronic delivery enrollment will be effective until canceled.
What is “householding”?
      We may send a single set of proxy materials and other shareholder communications to any household at which two or more shareholders reside. This process is called “householding.” This reduces duplicate mailings, saves printing and postage costs as well as natural resources. Proxy materials and other shareholder communications to you may be householded based on your prior express or implied consent. If your proxy materials are being householded and you wish to receive separate copies of the Proxy Statement, or if you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this householding practice for future mailings, please submit your request to your stockbroker.
Date of our fiscal year end.
      This Proxy Statement provides information about the matters to be voted on at the Special Meeting and also additional information about Celanese, its officers and Directors. Some of the information is stated as of the end of fiscal year 2005, and some information is provided as of a more current date. Our fiscal year ends on December 31.

ITEM 1: ELECTION OF DIRECTORS
Nominees
      Our Board of Directors has nominated Mr. Martin G. McGuinn and Mr. John K. Wulff to be elected as Class I Directors at the Special Meeting of Shareholders. The Director nominees, Mr. McGuinn and Mr. Wulff, have consented to be elected to serve as Directors for the term of the Class I Directors. Unless otherwise instructed, the Proxyholders will vote the proxies received by them for Celanese’s two nominees named below. If any nominee of Celanese is unable or declines to serve as a Director as of the time of the Special Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. If elected, Mr. McGuinn and Mr. Wulff will serve until the 2008 Annual Meeting of Shareholders, or until their successors are elected and qualified. The names of the nominees and certain information about them as of July 10, 2006 are set forth below:

Name of Nominee Director	Age	Positions

Mr. Martin G. McGuinn(1)	63	Director Nominee
Mr. John K. Wulff(2)	57	Director Nominee

Committee Memberships

(1)	Mr. McGuinn is expected to serve on the Audit Committee.

(2)	Mr. Wulff is expected to serve on the Compensation Committee.
      Martin G. McGuinn is a Director nominee for election at the Special Meeting of Shareholders. Until February 2006, he was Chairman and Chief Executive Officer of Mellon Financial Corporation, where he spent 25 years in a number of positions. Mr. McGuinn recently concluded a one-year term as Chairman of the Financial Services Roundtable. He served as the 2005 President of the Federal Reserve Board’s Advisory Council. Mr. McGuinn also serves on several nonprofit boards, including Carnegie Mellon University, the Carnegie Museums of Pittsburgh and the University of Pittsburgh Medical Center.
      John K. Wulff is a Director nominee for election at the Special Meeting of Shareholders. He has been the Non-Executive Chairman of the Board of Hercules Incorporated since July 2003. Prior to that, he served as a member of the Financial Accounting Standards Board from July 2001 until June 2003. Mr. Wulff was previously Chief Financial Officer of Union Carbide Corporation from 1996 to 2001. During his fourteen years at Union Carbide, he also served as Vice President and Principal Accounting Officer from January 1989 to December 1995, and Controller from July 1987 to January 1989. Mr. Wulff was also a partner of KPMG and predecessor firms from 1977 to 1987. He currently serves as Director on the boards of Moody’s Corporation (where is Chairman of the Audit Committee), Sunoco Incorporated, and Fannie Mae (where he is Chairman of the Nominating and Governance Committee).
Vote Required
      If a quorum is present in person or represented by proxy at the Special Meeting of Shareholders, the two nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum for transaction of business at the Special Meeting, but will have no other legal effect upon the election of Directors under Delaware law.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board of Directors selected KPMG LLP (“KPMG”) to audit our consolidated financial statements for 2006, a selection that was ratified at the 2006 Annual Meeting of Shareholders. During fiscal year 2005, KPMG served as our independent registered public accounting firm and also provided other audit-related and non-audit services which were approved by the Company and subsequently ratified by the Audit Committee after it was established in January 2005.
      Representatives of KPMG will not be present at the Special Meeting. Therefore, they will not be making a statement and will not be available to respond to any questions.
Audit and Related Fees
      Aggregate fees billed to the Company and its predecessor during the years ended December 31, 2005 and 2004 by its principal accounting firm KPMG and KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, respectively.

	Year Ended December 31,

	2005	2004

Audit Fees(1)	$11,422,000	$10,738,000
Audit-related Fees(2)	$125,000	$490,000

Total Audit and Audit-related Fees	$11,547,000	$11,228,000
Tax Fees(3)	$141,000	$794,000
All Other Fees(4)	$—	$75,000

Total Fees	$11,688,000	$12,097,000

(1)	Includes all fees related to the annual audits of Celanese Corporation, Celanese AG, statutory audits of subsidiaries and fees incurred during the year related to the initial public offering (“IPO”), debt offerings, equity offerings, and registration statements.

(2)	Includes internal control testing associated with our SAP implementation and audits of the Company’s employee benefit plans.

(3)	Includes tax consultation, return preparation assistance, and tax compliance (including expatriate tax-return preparation).

(4)	Includes fees related to Sarbanes-Oxley 404 compliance.
CORPORATE GOVERNANCE
      The business and affairs of the Company are managed under the direction of the Board of Directors. The Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to shareholders. The Board believes that its practices align management and shareholder interests. Highlights of our corporate governance practices are described below.
      Strong corporate governance is an integral part of Celanese’s core values. Our Company’s corporate governance policies and procedures are available on the corporate governance portal of the Company’s investor relations website, www.celanese.com/index/ir index/ir corp governance.htm. The corporate governance portal includes the Company’s Corporate Governance Guidelines, Board Committee Charters, Global Code of Business Conduct, Financial Code of Ethics, and Shareholders Communications with the Board Policy. Printed copies of these documents are available upon request. We provide below specific information regarding certain corporate governance practices.
Composition of the Board of Directors
      Our Board of Directors is divided into three classes. The members of each class serve for a three-year term, expiring at the Annual Meeting of Shareholders in the year shown below.

Class I — 2008	Class II — 2009	Class III — 2007

James A. Quella(1)	James E. Barlett(2)	Chinh E. Chu(3)(4)
Daniel S. Sanders(1)(2)	David F. Hoffmeister(2)(3)	Benjamin J. Jenkins(3)(4)
	Anjan Mukherjee(1)(3)	David N. Weidman(1)(4)
Paul H. O’Neill

Committee Memberships

(1)	Nominating and Corporate Governance Committee

(2)	Audit Committee

(3)	Compensation Committee

(4)	Executive Committee
      The Company’s Certificate of Designations of 4.25% Convertible Perpetual Preferred Stock dated January 25, 2005 provides that whenever (1) dividends on any shares of the 4.25% convertible perpetual preferred stock of the Company (“Preferred Stock”) or any other class or series of stock ranking on a parity with the Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, or (2) Celanese fails to pay the redemption price on the date shares of Preferred Stock are called for redemption (whether the redemption is pursuant to the optional redemption provisions or the redemption is in connection with a designated event) then, immediately prior to the next Annual Meeting of Shareholders, the total number of Directors constituting the entire Board will automatically be increased by two and, in each case, the holders of shares of Preferred Stock (voting separately as a class with all other series of other Preferred Stock on parity with the Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of such two additional Directors at the next Annual Meeting of Shareholders and each subsequent meeting until the redemption price or all dividends accumulated on the Preferred Stock have been fully paid or set aside for payment. Directors elected by the holders of the Preferred Stock shall not be divided into the classes of the Board of Directors and the term of office of all Directors elected by the holders of Preferred Stock will terminate immediately upon the termination of the right of the holders of Preferred Stock to vote for Directors and upon such termination the total number of Directors constituting the entire Board will automatically be reduced by two.
Directors Continuing in Office

Class I Directors — Term Expires in 2008

Name of Director	Age	Positions With Celanese Since

James A. Quella	56	Director, 2004
Daniel S. Sanders	66	Director, 2004
      James A. Quella has been a member of our Board of Directors since December 2004. He is a Senior Managing Director and Senior Operating Partner at The Blackstone Group L.P. Prior to joining Blackstone in 2004, Mr. Quella was a Managing Director and Senior Operating Partner with DLJ Merchant Banking Partners-CSFB Private Equity from June 2000 to February 2004. Prior to that, Mr. Quella worked at Mercer Management Consulting and Strategic Planning Associates, its predecessor firm, where he served as a Senior Consultant to chief executive officers and senior management teams, and was Co-Vice Chairman with shared responsibility for overall management of the firm from September 1981 to January 2000.
      Daniel S. Sanders has been a member of our Board of Directors since December 2004. He was President of ExxonMobil Chemical Company and Vice President of ExxonMobil Corporation from December 1999 until his retirement in August 2004. Prior to the merger of Exxon and Mobil, Mr. Sanders served as president of Exxon Chemical Company since January 1999 and as its Executive Vice President since 1998. Mr. Sanders is a member of the Council of Overseers of the Jesse H. Jones Graduate School of Management at Rice University, the Advisory Boards of the University of South Carolina and Furman University and the Board of Governors of the Houston Grand Opera. He is the past Chairman of the Board of the American Chemistry Council and past

Chairman of the Society of Chemical Industry (American Section). He currently serves as a Director of Milliken and Co., Arch Chemical and Nalco Holding Company, and is a member of Nalco’s Audit Committee. Mr. Sanders is the recipient of the 2005 Chemical Industry Medal awarded by Society of Chemical Industry (American Section).
Class II Directors — Term Expires in 2009

Name of Director	Age	Positions With Celanese Since

Mr. James E. Barlett	62	Director, 2004
Mr. David F. Hoffmeister	51	Director, 2006
Mr. Anjan Mukherjee	32	Director, 2004
Mr. Paul H. O’Neill	70	Director, 2004
      James E. Barlett has been a member of our Board of Directors since December 2004. He has been Vice-Chairman of TeleTech Holdings, Inc. since October 2001. Mr. Barlett was elected to TeleTech Holdings, Inc.’s Board of Directors in February 2000. He previously served as the Chairman, President and Chief Executive Officer of Galileo International, Inc. Prior to joining Galileo, Mr. Barlett served as Executive Vice President for MasterCard International Corporation and was Executive Vice President for NBD Bancorp. Mr. Barlett serves as a Director of TeleTech Holdings, Inc. and Korn/ Ferry International, and is also a member of Korn/ Ferry’s Audit Committee.
      David F. Hoffmeister has been a member of our Board of Directors since May 2006. Since October 2004 Mr. Hoffmeister has served as Chief Financial Officer, Senior Vice President, Finance at Invitrogen Corporation, a NASDAQ listed company which develops, manufactures and markets research tools for life sciences research, drug discovery, diagnostics and commercial manufacture of biological products. Before joining Invitrogen, Mr. Hoffmeister spent 20 years with McKinsey & Company as a senior partner serving clients in the healthcare, private equity and chemical industries on issues of strategy and organization. From 1998 to 2003, Mr. Hoffmeister was the leader of McKinsey’s North American chemical practice.
      Anjan Mukherjee has been a member of our Board of Directors since November 2004. He is a Principal of The Blackstone Group L.P., which he joined in 2001. Prior to that, Mr. Mukherjee attended Harvard Business School where he received his master’s degree in business administration in 2001. Mr. Mukherjee was with the Thomas H. Lee Company from 1997 to 1999 and was involved with the analysis and execution of private equity investments in a wide range of industries.
      Paul H. O’Neill has been a member of our Board of Directors since December 2004. Mr. O’Neill has been a Special Advisor at The Blackstone Group L.P. since March 2003. Prior to that, he served as U.S. Secretary of the Treasury during 2001 and 2002 and was Chief Executive Officer of Alcoa Inc. from 1987 to 1999 and Chairman of the Board from 1987 to 2000. He currently also serves as a Director on the boards of TRW Automotive Holdings Corp., Nalco Holding Company and Eastman Kodak Company.

Class III Directors — Term Expires in 2007

Name of Director	Age	Positions With Celanese Since

Chinh E. Chu	39	Chairman of the Board, 2004
Benjamin J. Jenkins	35	Director, 2004
David N. Weidman	51	President, Chief Executive Officer and Director, 2004
      Chinh E. Chu has been our Chairman of the Board of Directors since December 2004. Mr. Chu has been a member of our Board of Directors since November 2004. He is a Senior Managing Director of The Blackstone Group L.P., which he joined in 1990. Mr. Chu currently serves on the boards of directors of Nalco Holding Company and Nycomed Holdings. Mr. Chu also serves on the supervisory board of Celanese AG.
      Benjamin J. Jenkins has served on our Board of Directors since November 2004. He joined The Blackstone Group, L.P. in August 1999, and serves as a Principal in the Private Equity group. Before joining Blackstone, Mr. Jenkins was an Associate at Saunders Karp & Megrue. Prior to that, he worked in the Mergers &

Acquisitions Department at Morgan Stanley & Co. Mr. Jenkins currently serves as a Director of Axtel S.A. de C.V., Global Tower Partners, and Vanguard Health Systems. He is also a member of the Supervisory Board of Celanese AG and the Operating Committee of Sungard, and a Director of the Alzheimer’s Association, New York City Chapter.
      David N. Weidman has been our Chief Executive Officer and President and a member of the Board of Directors since December 2004. Until October 2004, Mr. Weidman was a member of the Board of Management of Celanese AG and had served as its Vice Chairman since September 2003 and its Chief Operating Officer since January 2002. He joined Celanese AG as the Chief Executive Officer of Celanese Chemicals in September 2000. Before joining Celanese AG, he had been a member of Honeywell/ Allied Signal’s Corporate Executive Council and the President of its performance polymers business since 1998. Mr. Weidman joined Allied Signal in 1994 as Vice President and General Manager of Performance Additives and became President and General Manager of Fluorine Products in 1995. Mr. Weidman began his career in the chemical industry with American Cyanamid in 1980, serving as Vice President and General Manager of its fibers division from 1990 to 1994, as Vice President and General Manager of Cyanamid Canada from 1989 to 1990, and as Managing Director of Cyanamid Nordiska in Stockholm, Sweden from 1987 to 1989. He is also a board member of the American Chemistry Council and the National Advisory Council of the Marriott School of Management, and is the Honorary Secretary of the Society of Chemical Industry.
Board Meetings in 2005
      The Celanese Board of Directors held nine meetings during 2005. The Board of Directors established committees, as described below, in January 2005. Mr. Quella attended less than 75% of the board meetings held during 2005.
Executive Sessions of Independent Directors
      The independent directors convene executive sessions at least quarterly. The Director responsible for presiding over the meetings of independent directors is Mr. Hoffmeister.
Board Attendance at Annual Meetings
      We recognize that Directors’ attendance at Annual Meetings can provide investors with an opportunity to communicate with Directors about issues affecting the Company. We highly encourage all of our Directors to attend our Annual Meetings. In the event that a Director cannot attend in person, we encourage our Director to attend telephonically. All nine of the Directors of the Company attended the Annual Meeting of Shareholders in 2006.
Committees of the Board of Directors
      The Board of Directors has standing Audit, Compensation, Nominating and Corporate Governance, and Executive Committees. From our IPO in January 2005 until May 2006 we were a “controlled company” and therefore we utilized exemptions under the NYSE listing standards that permitted our Compensation and Nominating and Corporate Governance Committees to proceed without entirely independent membership. On May 9, 2006, affiliates of Blackstone sold 35,000,000 shares of Common Stock in a registered public secondary offering, reducing their ownership to 31.6% of Common Stock from 52.1%. As a result, after such date, we are no longer a “controlled company.” We expect to modify after this election the composition of our committees to comply with NYSE listing standards as described under “ — Director Independence” below.

Executive Committee
      The Company’s Executive Committee is comprised of Messrs. Chu (Chairman), Weidman and Jenkins. The Executive Committee is responsible for exercising all of the powers of the Board of Directors during intervals between meetings, except for those powers delegated to other committees of the Board of Directors and powers that may not be delegated to a committee of the Board of Directors under Delaware law. The Executive Committee held one meeting, and executed sixteen unanimous written consents in lieu of meetings, during 2005.

Audit Committee
      The Company’s Audit Committee is comprised of Messrs. Hoffmeister (Chairman), Barlett and Sanders, all of whom the Board has affirmatively determined are independent of the Company and its management under the rules of the NYSE and the Securities and Exchange Commission (the “SEC”). Mr. McGuinn, the Director nominee, has been nominated to join the Audit Committee, and the Board has determined that he is independent and that he is a “financial expert” as the term is defined in Item 401(h) of Regulation S-K. The Board has also affirmatively determined that Messrs. Hoffmeister and Barlett are independent and “financial experts.”
      The Audit Committee is responsible for (1) the hiring or termination of independent auditors and approving any non-audit work performed by such auditor, (2) approving the overall scope of the audit, (3) assisting the Board of Directors in monitoring the integrity of our financial statements, the independent auditors’ qualifications and independence, the performance of the independent auditors and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and managements’ response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) annually reviewing the adequacy of the Audit Committee’s written charter, (12) handling such other matters that are specifically delegated to the Audit Committee by the Board of Directors from time to time, (13) reporting regularly to the full Board of Directors and (14) evaluating the Board of Directors’ performance. The Board of Directors has adopted the Celanese Global Business Conduct Policy, which applies to all Directors, officers and employees, and a Financial Code of Ethics, which sets forth additional ethics requirements for the Chief Executive Officer, Chief Financial Officer and Controller. Both the Global Business Conduct Policy and the Financial Code of Ethics are posted on our website.
      The Board of Directors adopted the Audit Committee Charter and appointed its initial members on January 5, 2005. The Audit Committee held fifteen meetings during 2005.
      The Audit Committee Charter can be downloaded from the Company’s investor relations website, www.celanese.com/index/ir index/ir corp governance.

Compensation Committee
      The Company’s Compensation Committee is comprised of Messrs. Chu (Chairman), Hoffmeister, Jenkins and Mukherjee. Mr. Wulff, the Director nominee, has been nominated to join the Compensation Committee, and the Board has determined that he is independent and that he is a “financial expert” as the term is defined in Item 401(h) of Regulation S-K. The Compensation Committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our Chief Executive Officer and other executive officers, (3) developing and recommending to the Board of Directors compensation for board members, (4) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (5) reviewing and consulting with the Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters, (6) administration of stock plans and other incentive compensation plans, (7) overseeing compliance with any applicable compensation reporting requirements of the SEC, (8) approving the appointment and removal of trustees and investment managers for pension fund assets, (9) retaining consultants to advise the committee on executive compensation practices and policies, and (10) handling such other matters that are specifically delegated to the Compensation Committee by the Board of Directors from time to time.
      The Board of Directors adopted the Compensation Committee Charter and appointed its initial members on January 5, 2005. The Compensation Committee Charter can be viewed and downloaded from the Company’s investor relations website, www.celanese.com/index/ir index/ir corp governance.htm. The Compensation Committee did not hold formal meetings during 2005; however, during 2005, the members of the Compensation Committee received and reviewed packages of relevant materials with respect to compensation issues throughout the year and, as a result of such review together with telephone conversations among the committee members, the Compensation Committee executed three unanimous written consents in lieu of meetings in 2005.

Nominating and Corporate Governance Committee
      The Company’s Nominating and Corporate Governance Committee is comprised of Messrs. Mukherjee (Chairman), Quella, Sanders and Weidman. The Nominating and Corporate Governance Committee is responsible for (1) developing and recommending criteria for selecting new Directors, (2) screening and recommending to the Board of Directors individuals qualified to become executive officers, (3) overseeing evaluations of the Board of Directors, its members and committees of the Board of Directors, and (4) handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by the Board of Directors from time to time.
      The Board of Directors adopted the Nominating and Corporate Governance Charter and appointed its initial members on January 5, 2005. The Nominating and Corporate Governance Charter can be viewed and downloaded from the Company’s investor relations website, www.celanese.com/index/ir index/ir corp governance.htm. The Nominating and Corporate Governance Committee held one meeting during 2005.
Report of the Audit Committee
      The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of the Company’s internal controls. Specific responsibilities of the committee are set forth in the Audit Committee Charter adopted by the Board on January 5, 2005. A copy of the Audit Committee Charter can be found on the Company’s website, www.celanese.com.
      Company management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm KPMG is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States. The committee monitors the Company’s financial reporting process and reports to the Board of Directors on its findings.
      The committee reviewed and discussed with Company management and KPMG the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The committee has received from KPMG the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG its independence.
      The committee has also considered whether the provision to the Company by KPMG of limited non-audit services is compatible with maintaining the independence of KPMG. The committee has satisfied itself as to the independence of KPMG.
      Based on the committee’s review of the audited consolidated financial statements of the Company, and on the committee’s discussion with Company management and with KPMG, the committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
This report was submitted by the Audit Committee (membership has subsequently changed; see “— Committees of the Board of Directors” above for most current membership)
James E. Barlett, Chairman
John M. Ballbach (resigned from the Board of Directors)
Daniel S. Sanders
Director Compensation
      Our management Directors do not receive any compensation for serving as a Director or as a member or chair of a committee of the Board of Directors. Commencing on January 5, 2005, each non-management Director is entitled to: (1) an annual cash retainer of $125,000; and (2) a meeting fee of $1,250 for each day of in-person attendance of a board meeting, committee meeting and/or executive session (a meeting of the non-management Directors). The Chairman of the Board and the Chairman of each committee are also entitled to a Chairman fee of $1,000 for each board meeting or committee meeting attended in person. In addition, Messrs. Barlett and Sanders each received a grant of 24,622 option shares of Common Stock on January 21, 2005 and the right to purchase 3,598 shares of Common Stock at a discounted price of $7.20 per share on January 26, 2005. Mr. O’Neill received a grant of 24,622 option shares of Common Stock on January 25, 2005 and the right to purchase 3,598 shares of Common Stock at a discounted price of $7.20 per share on January 26, 2005. Mr. Hoffmeister, who was elected to the Board of Directors at our 2006 Annual Meeting of Shareholders, received a grant of 25,000 option shares of Common Stock on May 16, 2006. Messrs. Chu, Jenkins, Mukherjee and Quella waived all rights to any cash compensation and grants of options of Common Stock to which they were entitled as Directors of the Company, as described above, and authorized Blackstone Management Partners IV LLC to receive all such option grants and cash payments. None of Messrs. Chu, Jenkins, Mukherjee and Quella have acquired any Company stock.
Director Independence
      The Board of Directors has adopted a standard of independence for directors. This standard incorporates all of the requirements for director independence contained in the NYSE listing standards. The listing standards of the NYSE require companies listed on the NYSE to have a majority of “independent” directors. The NYSE listing standards generally provide that a director will not be independent unless such director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, a director is not independent if (1) the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company, (2) the director or a member of the director’s immediate family has received more than $100,000 per year in direct compensation from the Company other than for service as a director or deferred compensation for prior service to the Company, (3) the director is, or has been within the last three years, an employee of the Company’s independent auditor or the director has an immediate family member who is a current employee of the Company’s independent auditor and who participates in the firm’s audit, assurance or tax compliance practice or was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, (4) the director or a member of the director’s immediate family is, or has been within the last three years, employed as an executive officer of another company where an executive officer of the Company serves or served on the compensation committee or (5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.
      In addition, NYSE listing standards include the requirement that we have a Compensation Committee and a Nominating and Corporate Governance Committee that are each composed of entirely independent directors with written charters addressing the committee’s purpose and responsibilities and that we evaluate annually the performance of these committees.
      The Company reviews each of the Directors against the Company’s Corporate Governance Guidelines, adopted by the Board, and the independence requirements of the SEC and the NYSE to determine independence. The full text of the Guidelines can be found on the Company’s website, www.celanese.com/index/ir index/ir corp governance.htm. The Board considered transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates.
      The Board has affirmatively determined that Messrs. Barlett, Hoffmeister, O’Neill and Sanders are independent of the Company and its management under the NYSE listing standards. The Board has also determined that the Director nominees, Messrs. McGuinn and Wulff, are independent of the Company and its management and are financial experts under the rules of the NYSE and SEC. We anticipate that the addition of these two new independent directors will make the majority of our Board independent, as mandated by NYSE listing standards.

Candidates of the Board
      The Board of Directors and the Nominating and Corporate Governance Committee consider candidates for Board membership suggested by the Board or Nominating and Corporate Governance Committee members, as well as by management and shareholders. The Nominating and Corporate Governance Committee’s charter provides that it may retain a third-party executive search firm to identify candidates from time to time.
      The Board’s and Nominating and Corporate Governance Committee’s assessment of a proposed candidate will include a review of the person’s judgment, experience, independence, understanding of the Company’s business or other related industries and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the Board of Directors. The Nominating and Corporate Governance Committee believes that its nominees should reflect a diversity of experience, gender, race, ethnicity and age. The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other prospective nominees.
      For a shareholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a shareholder must notify Celanese’s Corporate Secretary. Celanese shareholders may recommend an individual as a nominee to the Board of Directors by sending their recommendations in writing to Celanese Corporation, Board of Directors, 1601 W. LBJ Freeway, Dallas, Texas 75234, Attn: Corporate Secretary. The recommendation on the 2007 director slate must be provided to the Board of Directors by December 8, 2006, and should include the following information:

•	The name and address of the recommending shareholder, and the class and number of shares of our Common Stock that are beneficially owned by the recommending shareholder;

•	The name, age, business address and principal occupation and employment of the recommended nominee;

•	Any information relevant to a determination of whether the recommended nominee meets the criteria for Board membership established by the Board of Directors and/or the Nominating and Corporate Governance Committee;

•	Any information regarding the recommended nominee relevant to a determination of whether the recommended nominee would be considered independent under the applicable NYSE rules;

•	All other information relating to the recommended nominee that is required to be disclosed in solicitation for proxies in an election of Directors, pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended, including, without limitation, information regarding (1) the recommended nominee’s business experience over the past five years; (2) the class and number of our shares, if any, that are beneficially owned by the recommended nominee; and (3) material relationships or transactions, if any, between the recommended nominee and us or our management;

•	A description of any business or personal relationships between the recommended nominee and the recommending shareholder;

•	A statement, signed by the recommended nominee, (1) verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation, and (2) affirming the recommended nominee’s willingness to be a Director; and

•	If the recommending shareholder has beneficially owned more than 5% of our voting stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership as specified in the rules and regulations of the SEC.
      The Nominating and Corporate Governance Committee considers individuals recommended by shareholders in the same manner and to the same extent as it considers Director nominees identified by other means. The Chairman of the Nominating and Corporate Governance Committee will make exploratory contacts with those nominees whose skills, experiences, qualifications and personal attributes satisfy those that the Nominating and Corporate Governance Committee has identified as essential for a nominee to possess, as described above. Then, an opportunity will be arranged for the members of the Nominating and Corporate Governance Committee or as many members as can do so to meet the potential nominees. The Nominating and Corporate Governance

Committee will then select a nominee to recommend to the Board of Directors for consideration and appointment. Board members appointed in this manner will serve, absent unusual circumstances, until their election by our shareholders at the next annual meeting of shareholders. The Board and the Nominating and Corporate Governance Committee have not received Director nominations from any shareholders outside the Board or the Nominating and Corporate Governance Committee.
      In addition to the foregoing, Amendment No. 2 to The Third Amended and Restated Shareholders’ Agreement dated as of March 30, 2006 as amended (described further in the section titled “Certain Relationships and Related Transactions”), provides that affiliates of Blackstone are entitled to designate all nominees for election to the Board of Directors of the Company for so long as it holds at least 25% of the total voting power of the Company’s capital stock. Thereafter, although it will not have an explicit contractual right to do so, it may still nominate Directors of the Company in its capacity as a shareholder.
Shareholder Communications with the Board
      The Board of Directors has adopted the following procedure in accordance with the requirements of the SEC for shareholders to communicate with the Board and its members. Shareholders and other parties interested in communicating directly with the non-management Directors as a group or the Board may do so by sending their communications to:

Celanese Corporation
Board of Directors
1601 W. LBJ Freeway
Dallas, Texas 75234
Attn: Corporate Secretary
      All shareholder communications received by the Corporate Secretary will be delivered to one or more members of the Board as appropriate, as determined by the Corporate Secretary. Notwithstanding the foregoing, the Corporate Secretary will maintain for the benefit of the Board, for a period of two years following the receipt any communication, a record of all shareholder communications received in compliance with this policy.
      Members of the Board may review this record of shareholder communications upon their request to the Corporate Secretary. In addition, the receipt of any accounting, internal controls or audit-related complaints or concerns will be directed to the Chairman of the Audit Committee.

OUR MANAGEMENT TEAM
      Dr. Lyndon E. Cole, 53, has served as Executive Vice President since December 2004. Since April 2003 he has also been President of the Ticona business. Currently, he is also Vice Chairman of Celanese AG’s Board of Management, of which he has been a member since September 2003. He has been the head of the Celanese AG Growth and Excellence Council since April 2003. Dr. Cole joined Celanese AG in March of 2002 as President of the Celanese Chemicals business. From 1998 to 2001, he had been Chief Executive Officer of United Kingdom based Elementis PLC, a global specialty chemicals company. Prior to joining Elementis, he was General Manager Global Structured Products for GE Plastics from 1990 to 1998 and previously held general management and commercial positions with GE Plastics, Dow Chemicals Europe and ICI. Dr. Cole received his bachelor of arts degrees in chemistry and microbiology in 1975, and his doctor of philosophy degree in Physical Chemistry in 1978, both from Reading University.
      John J. Gallagher III, 42, has been Executive Vice President and Chief Financial Officer of Celanese Corporation since August 2005. Mr. Gallagher joined the Company from Great Lakes Chemical Corporation, where he had been Chief Executive Officer since November 2004 and previously Senior Vice President and Chief Financial Officer since May 2001. Prior to that, Mr. Gallagher was Vice President and Chief Financial Officer at UOP LLC, a global joint venture of the Dow Chemical Company and Honeywell International, beginning in December 1999. He is a member of the American Institute of Certified Public Accountants. Mr. Gallagher holds a bachelor of science degree in accounting from the University of Delaware, received in 1986, and is a Certified Public Accountant.
      T. Denny Iker, 59, has been our Senior Vice President of Human Resources since May 2006. From 2002 until April 2006, Mr. Iker was a Vice President and Manager in Personnel Relations with General Electric. Prior to that, Mr. Iker held various positions with General Electric over a thirty year period of time, including positions in compensation, organization and staffing and as human resources leader at locations through out the United States, Asia and Europe. Before joining General Electric, Mr. Iker held positions in Human Resources with Natural Gas Pipeline Company of America and Phillips Petroleum. Mr. Iker received a degree in business administration from University of North Texas in 1968, with additional graduate studies at Northwestern University and the University of Houston, Texas.
      Dr. Andreas Pohlmann, 48, has been our Executive Vice President and Chief Administrative Officer since December 2004. Dr. Pohlmann also served as Secretary of the Company between December 2004 and April 2005. Since November 2004, he has been Chairman of the Board of Management of Celanese AG. He has been Chief Administrative Officer and a member of the Board of Management of Celanese AG since October 2002 and has been Celanese AG’s Vice President and Corporate Secretary since October 1999. Dr. Pohlmann has served as Managing Director of Celanese Ventures since February 2002. In his ten years at Hoechst AG, Dr. Pohlmann, an attorney, held various positions of increasing responsibility in the Corporate Law, Corporate Public and Governmental Affairs, and Corporate Controlling and Development departments, ultimately serving as Hoechst AG’s Corporate Secretary from 1996 to 1999. He is also a member of the Supervisory Board of the Pensionskasse der Mitarbeiter der Hoechst-Gruppe VVaG (German pension fund for employees of the Hoechst Group). Dr. Pohlmann received his First State Exam in 1985 from the University of Frankfurt. He received his Second State Exam in 1988 and was admitted to the bar in the same year. In 1990, Dr. Pohlmann received his doctor of law degree from the University of Tuebingen. On June 30, 2006, Mr. Pohlmann has amicably resigned from the Company and Celanese AG effective December 31, 2006.
      Curtis S. Shaw, 57, has been our Executive Vice President, General Counsel and Corporate Secretary since October 2005. Prior to that, Mr. Shaw was Executive Vice President, General Counsel (Americas) and Corporate Secretary since April 2005. Mr. Shaw joined the Company from Charter Communications, Inc., where he had served as Executive Vice President, General Counsel and Secretary since 2003. Mr. Shaw joined Charter Communications in 1997 as Senior Vice President, General Counsel and Secretary. Prior to Charter Communications, Mr. Shaw served as Corporate Counsel to NYNEX Corporation from 1988 through 1996. Since 1973, Mr. Shaw has practiced as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received his bachelor of arts degree in economics with honors from Trinity College in 1970, and his juris doctor degree from Columbia University School of Law in 1973.

      Steven M. Sterin, 34, has been Vice President, Controller and Principal Accounting Officer of Celanese Corporation since September 2005. Mr. Sterin joined Celanese in 2003 as Director of Finance for Celanese Chemicals and was named Controller of Celanese Chemicals in 2004. Prior to joining Celanese, Mr. Sterin began working for Reichhold, Inc., a subsidiary of Dainnippon Ink and Chemicals, Incorporated, in 1997. There he held a variety of leadership positions in the finance organization before serving as Treasurer from 2000 to 2001 and later as Vice President of Finance, Coating Resins from 2001 to 2003. He began his career at Price Waterhouse LLP, currently known as PricewaterhouseCoopers LLP. Mr. Sterin, a Certified Public Accountant, graduated from the University of Texas at Austin in May 1995, receiving both a bachelors degree in business and a masters degree in professional accounting.
      David N. Weidman, 51, has been our Chief Executive Officer and President and a member of the Board of Directors since December 2004. Until October 2004, Mr. Weidman was a member of the Board of Management of Celanese AG and had served as its Vice Chairman since September 2003 and as its Chief Operating Officer since January 2002. He joined Celanese AG as the Chief Executive Officer of Celanese Chemicals in September 2000. Before joining Celanese AG, he had been a member of Honeywell/ Allied Signal’s Corporate Executive Council and the President of its performance polymers business since 1998. Mr. Weidman joined Allied Signal in 1994 as Vice President and General Manager of Performance Additives and became President and General Manager of Fluorine Products in 1995. Mr. Weidman began his career in the chemical industry with American Cyanamid in 1980, serving as Vice President and General Manager of its fibers division from 1990 to 1994, as Vice President and General Manager of Cyanamid Canada from 1989 to 1990, and as Managing Director of Cyanamid Nordiska in Stockholm, Sweden from 1987 to 1989. He is also a board member of the American Chemistry Council and the National Advisory Council of the Marriott School of Management, and is the Honorary Secretary of the Society of Chemical Industry. Mr. Weidman received his bachelor of science degree in Chemical Engineering in 1978 from Brigham Young University, and his masters degree in business administration from the University of Michigan in 1980.

EXECUTIVE COMPENSATION INFORMATION
Compensation Committee Report on Executive Compensation

Executive Compensation Overview
      The Compensation Committee of the Board of Directors of the Company has the responsibility for establishing the Company’s compensation principles and strategies, as well as designing a compensation program for senior executive officers. The committee also reviews and approves corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer and evaluates his performance in light of these goals and objectives. It approves his compensation based upon that evaluation. The committee also oversees the evaluation and compensation of other members of the senior officer group and reviews the compensation of other officers and key management personnel.

Compensation Committee Philosophy
      The committee feels that levels of executive compensation should be based on an evaluation of the performance of the Company and its officers overall, as well as in comparison to individuals with comparable responsibilities in similar business capacities. Key elements of executive compensation are an annual base salary, an annual performance bonus opportunity, and long-term incentive awards for certain participants.
      The committee’s goals are to establish a competitive compensation program to attract, retain, and motivate employees in those positions that most directly affect the Company’s overall performance, and to encourage coordinated and sustained effort toward maximizing shareholder value.

Annually, the Compensation Committee:

•	Approves performance targets based on the achievement of specific performance goals, which are either company or business unit focused depending on the executive officer’s position and scope of responsibility.

•	Ensures that a significant portion of the total compensation package for the Chief Executive Officer, executive officers and other executives are performance-based and that compensation opportunities are designed to create incentives for above-target performance and consequences for below-target performance.

•	Approves annual and long-term incentive awards for the year based on performance achieved in the prior year relative to the pre-approved targets. In determining the final awards, the committee considers objective data regarding the Company’s financial performance.

2005 Compensation for Executive Officers
      For 2005, the primary components of the Company’s executive compensation consist of: (i) base salaries, (ii) annual bonuses; (iii) compensation under the 2004 Deferred Compensation Plan, and (iv) bonus agreements. Each element is described in more detail below.
      Base Salaries — The base salaries of each of our executive officers is set forth in such officer’s employment agreement. The Company entered into employment agreements with Messrs. Weidman, Pohlmann, Cole and Nelson (our former Executive Vice President and Chief Financial Officer) in February 2005 with terms agreed to prior to the IPO and described in the offering materials filed in connection with the offering. In April 2005, the Company entered into an employment arrangement with Mr. Shaw. In August 2005, Mr. Nelson voluntarily terminated his employment with the Company, and Mr. Gallagher replaced him as Executive Vice President and Chief Financial Officer. The Company entered into an employment agreement with Mr. Gallagher in August 2005. The Compensation Committee reviewed and approved the terms of each of the executive officers’ employment. Base salaries pursuant to the terms of the employment agreements may be increased from time to time as determined by the Compensation Committee. Any such adjustments will be based on the Compensation Committee philosophy described above.

      Annual Bonuses — Pursuant to the terms of the employment agreements, each executive officer is entitled to receive an annual bonus award targeted at 80% of the executive’s base salary, with a payout to range from 0%-200% of this target, based upon the achievement of performance targets established by the Compensation Committee. In making its determination as to the level of bonuses paid to the executive officers, the Compensation Committee members reviewed the performance criteria established by the committee in the first quarter of 2005 compared to the financial results of the Company and determined the bonuses based on the achievement of the performance criteria.
      2004 Deferred Compensation Plan — In December 2004, the Company adopted a deferred compensation plan for the executive officers as well as certain key employees. The Compensation Committee is responsible for the administration of the plan. The aggregate maximum amount payable under the Deferred Compensation Plan is $192 million. The initial component of the Deferred Compensation Plan, totaling an aggregate of approximately $27 million vested in 2004 and was paid in the first quarter of 2005. An additional $2 million was paid out to newly hired executives during the remainder of 2005. The remaining aggregate maximum amount payable of $163 million is subject to downward adjustment if the price of our Common Stock falls below the IPO price and vests as follows: (i) a portion of the remaining amount payable will vest based on the participant’s continued employment with the Company and the occurrence of a sale or other disposition by affiliates of Blackstone of at least 90% of their equity interest in the Company in which affiliates of Blackstone receive at least a 25% cash internal rate of return on their equity interest (a “Qualifying Sale”) and (ii) the balance of the remaining amount payable will vest based on the achievement of performance criteria established by the Compensation Committee and the occurrence of a Qualifying Sale. The amounts remaining in the Deferred Compensation Plan will become payable when all applicable vesting criteria are satisfied. The Compensation Committee has established the performance based criteria, but no Qualifying Sale has yet occurred.
      Bonus Agreements — In connection with our IPO, the Company entered into a bonus agreement with each of Mr. Weidman, Dr. Pohlmann and Dr. Cole, pursuant to which they were eligible to receive bonuses totaling approximately $12.8 million in the aggregate over a three year period. Fifty percent of the bonuses vested and were paid upon the consummation of our IPO; twenty-five percent were paid during the first quarter of 2006, based upon the Company meeting cost reduction targets for 2005 and the remaining twenty-five percent will be paid during the first quarter of 2007, provided such executives remain employed with the Company and the Company meets the cost reduction targets set for 2006.

Chief Executive Officer Compensation
      Mr. Weidman is compensated pursuant to the terms set forth above in “2005 Compensation for Executive Officers.” Mr. Weidman’s employment agreement, dated February 23, 2005, provides that his base salary for 2005 is $900,000 and his annual bonus has a target of 80% of base salary with a payout range from 0%-200%, based upon the achievement of performance targets established by the Compensation Committee. Mr. Weidman’s bonus for 2005 is $1,381,600 based upon Company performance in 2005. During the first quarter of 2006, Mr. Weidman received, under the terms of his Bonus Agreement (see description under “Bonus Agreements”), a $1,283,750 bonus because the Company met certain cost reduction targets during 2005.

One Million Dollar Limit on the Deductibility of Executive Compensation
      Section 162(m) of the U.S. Internal Revenue Code (the “Code”) places a $1,000,000 annual limit on the tax deductibility of certain compensation paid to the Chief Executive Officer or any other of its four most highly compensated officers.
This report was submitted by the Compensation Committee (membership has subsequently changed; see “Corporate Governance — Committees of the Board of Directors” for most current membership)
Chinh E. Chu, Chairman
Benjamin J. Jenkins
Anjan Mukherjee

Summary Compensation Table
      The following table shows all compensation awarded to, earned by, or paid for fiscal years 2004 and 2005 to our Chief Executive Officer and other most highly compensated executive officers based on salary and bonus, to whom we refer as the “named executive officers.”

								Long-Term
		Annual Compensation						Compensation

Name & Principal						Other Annual			All other
Position(1)	Year	Salary		Bonus(2)		Compensation		LTIP Payouts(3)	Compensation

David N. Weidman	2005	$900,000		$1,656,600	(4)	$4,053,224	(5)	—	$1,412,912	(6)
Chief Executive Officer and President	2004	$853,666		$1,152,988		$—		$2,493,295	$10,146,220	(6)
Dr. Lyndon E. Cole	2005	$700,000	(7)	$862,173	(8)	$1,581,554	(9)	—	$990,000	(10)
Executive Vice President	2004	$650,000		$836,722		—		$413,725	$5,536,826	(10)
Dr. Andreas Pohlmann	2005	$650,000	(11)	$1,097,818	(12)	$1,593,379	(13)	—	$937,425	(14)
Executive Vice President and Chief Administrative Officer	2004	$598,000		$779,602		$—		$852,348	$5,440,228	(14)
John J. Gallagher III	2005	$215,481	(15)	$460,986		$58,145	(16)	—	$727,427	(17)
Executive Vice President and Chief Financial Officer
Curtis S. Shaw	2005	$398,076	(18)	$920,000		$228,323	(19)	—	$302,310	(20)
Executive Vice President, General Counsel and Secretary
Corliss J. Nelson(21)	2005	$467,307	(22)	$400,000	(23)	$1,524,427	(24)	—	$11,387	(25)
Former Executive Vice President and Chief Financial Officer	2004	$77,404	(22)	$—		$—		—	$3,481,861	(25)

(1)	We have provided compensation information as to 2004 and 2005 for the named executive officers. 2004 was the first year in which we, as a newly established company following the acquisition by affiliates of Blackstone, paid compensation to our named executive officers. Messrs. Weidman, Cole, Pohlmann and Nelson were appointed to their positions at Celanese Corporation on December 14, 2004. For 2004, the amounts set forth above include, for Messrs. Weidman, Cole and Pohlmann, compensation received from other Celanese entities prior to December 14, 2004.

(2)	The bonuses for 2004 and 2005 were determined according to each named executive officer’s employment agreement and upon the achievement of performance targets established by the Compensation Committee of the Board of Directors of Celanese Corporation. The bonus amounts earned in 2004 were paid out on April 1, 2005, and the bonus amounts earned in 2005 were paid in March 2006.

(3)	Includes stock appreciation rights paid out under Celanese AG’s Equity Participation and Long Term Incentive Plans.

(4)	Mr. Weidman’s 2005 bonus included $275,000 related to the IPO.

(5)	Imputed income for discounted shares of $4,045,615 (see description under “Deferred Compensation Plan”) and $7,609 for tax reimbursement payments.

(6)	For 2005, includes (a) a bonus in the amount of $1,283,750 (see description under “Bonus Agreements”); (b) interest on a deferred bonus, granted under the Celanese Americas Corporation Management Incentive Deferral Plan which permitted deferrals of compensation from incentive plans, of $92,909; (c) payment of premium of $21,490 for supplemental long term disability; (d) payment of premium of $4,263 for term life insurance and (e) employer match of $10,500 for 401(k) plan. For 2004, includes (a) an initial payment on January 21, 2005 of $7,565,601 pursuant to the 2004 Deferred Compensation Plan; (b) a bonus payment on January 21, 2005 in the amount of $2,567,500 (see description under “Bonus Agreements”); (c) payments of $2,619 for a term life insurance and (d) employer match of $10,500 for 401(k) plan.

(7)	Of Dr. Cole’s total salary, 60% has been paid by the Company and 40% has been paid by Celanese AG.

(8)	Dr. Cole’s 2005 bonus included $250,000, related to the IPO.

(9)	Imputed income for discounted shares of $1,581,554 (see description under “Deferred Compensation Plan”).

(10)	For 2005, a bonus of $990,000 (see description under “Bonus Agreements”). For 2004, includes (a) an initial payment on January 21, 2005 of $3,048,304 pursuant to the 2004 Deferred Compensation Plan; (b) a bonus payment on January 21, 2005 in the amount of $1,980,000 (see description under “Bonus Agreements”); and (c) a payout of €383,900 ($508,522) to compensate Dr. Cole for foregone gains on stock appreciation rights and shares he would have acquired had he not been restricted from trading in Celanese AG shares pursuant to Celanese insider trading policy.

(11)	Of Dr. Pohlmann’s total salary, 70% has been paid by the Company and 30% has been paid by Celanese AG.

(12)	Dr. Pohlmann’s 2005 bonus included $100,000 related to the IPO.

(13)	For 2005, this amount includes imputed income for discounted shares of $1,302,462 (see description under “Deferred Compensation Plans”) and a payment of $171,644 for assignment and relocation expenses as provided in a Letter of Understanding between Celanese and Dr. Pohlmann dated October 27, 2004, and $119,273 for tax reimbursement payments.

(14)	For 2005, includes (a) a bonus in the amount of $927,500 (see description under “Bonus Agreements”); (b) payment of premium of $7,675 for supplemental long term disability and (c) payment of premium of $2,250 for term life insurance. For 2004, includes (a) an initial payment on January 21, 2005 of $2,987,338 pursuant to the 2004 Deferred Compensation Plan; (b) a bonus payment on January 21, 2005 in the amount of $1,855,000 (see description under “Bonus Agreements”); and (c) a payout of €456,300 ($597,890) to compensate Dr. Pohlmann for foregone gains on stock appreciation rights and shares he would have acquired had he not been restricted from trading in Celanese AG shares pursuant to Celanese insider trading policy.

(15)	Mr. Gallagher’s employment began effective August 31, 2005. The amount shown in the table is year-to-date. His annualized salary is $675,000.

(16)	This amount represents a payment of $36,341 to cover relocation expenses and $21,804 for tax reimbursement payments.

(17)	Payment of (a) $725,000 pursuant to the 2004 Deferred Compensation Plan; (b) payment of premium of $1,919 for supplemental long-term disability and (c) payment of premium of $508 for term life insurance.

(18)	Mr. Shaw’s employment began effective April 18, 2005. The amount shown in the table is year-to-date. His annualized salary is $575,000.

(19)	Represents imputed income for discounted shares in the amount of $215,581 (see description under “Deferred Compensation Plan”) and a payment of $12,742 for reimbursement of tax payments.

(20)	Includes (a) an initial payment of $290,000 under the 2004 Deferred Compensation Plan, (b) employer 401(k) match of $2,760, (c) payment of premium of $7,675 for supplemental long term disability and (d) payment of premium of $1,875 for term life insurance.

(21)	Mr. Nelson resigned from all positions with the Company and its subsidiaries, effective August 31, 2005.

(22)	For 2005, the amount shown is through the last date of employment on August 31, 2005. His annualized salary would have been $675,000. Under his employment agreement and subject to continued compliance with the non-competition and confidentiality provisions, Mr. Nelson continues to receive his base salary for the twelve months after his termination and payment of his annual bonus for the year of termination to be paid over the twelve months after the date of his termination. Mr. Nelson’s employment commenced November 8, 2004. His annualized salary for 2004 would have been $575,000. For 2004, the amount shown in the table is amount actually paid for 2004.

(23)	The 2005 bonus included $400,000 related to the IPO.

(24)	Imputed income for discounted shares in the amount of $1,488,247 (see description under “Deferred Compensation Plan”) and $36,180 for tax reimbursement payments.

(25)	For 2005, (a) employer match to 401(k) of $8,288 and (b) payment of premium of $3,099 for term life insurance. For 2004, includes (a) an initial payment on January 21, 2005 of $2,731,861 pursuant to the 2004 Deferred Compensation Plan, and (b) amounts of $250,000 and $500,000 paid in January and February 2005, respectively, to compensate Mr. Nelson for foregone incentive payments from his former employer, and used by Mr. Nelson to purchase shares of Common Stock pursuant to the 2004 Stock Incentive Plan.
2005 Option Grants
      The following table shows individual grants of options made to individuals named in the Summary Compensation Table during 2005. All such grants were made under the 2004 Stock Incentive Plan and the exercise price is based upon the fair market value of the Company’s Common Stock on the respective grant dates.

Individual Grants(1)

					Potential Realizable Value at
	Number of	Percent of			Assumed Annual Rate of
	Securities	Total Options			Stock Price Appreciation For
	Underlying	Granted to	Exercise of		Option Term(2)
	Options Granted	Employees in	Base	Expiration
Name	(#)	2005	Price($/Sh)	Date	5%($)	10%($)

David N. Weidman	3,149,075	24.6%	$16.00	1/21/2015	$43,409,948	$92,770,671
Dr. Lyndon E. Cole	1,231,100	9.6%	$16.00	1/21/2015	$16,970,695	$36,267,787
Dr. Andreas Pohlmann	1,013,847	7.9%	$16.00	1/21/2015	$13,975,866	$29,867,589
John J. Gallagher III	730,000	5.7%	$18.30	8/31/2015	$8,384,039	$19,826,551
Curtis S. Shaw	500,000	3.9%	$16.21	10/10/2015	$6,787,367	$14,624,705
Corliss J. Nelson(3)	1,158,465	9.0%	$16.00	8/31/2006	$4,721,904	$5,829,396

(1)	The options were granted pursuant to the 2004 Stock Incentive Plan. Forty percent vest over time and 60% vest upon the Company’s achievement of certain performance targets. Time options for Mr. Weidman, Dr. Cole and Dr. Pohlmann vested with respect to 15% on January 21, 2005 and 20% on December 31, 2005, with an additional 20% to vest on each of December 31, 2006, December 31, 2007, December 31, 2008 and with respect to 5% on March 31, 2009. Time options for Mr. Shaw and Mr. Gallagher vested with respect to 20% on December 31, 2005, and the remaining options will vest, 20% on each of December 31, 2006, December 31, 2007, December 31, 2008 and March 31, 2009. Performance options for Mr. Weidman, Dr. Cole and Dr. Pohlmann vested with respect to 15% on January 21, 2005 and 30% on December 31, 2005, and, subject to continued employment and the achievement of certain performance targets by the Company, the remaining options will vest 30% on December 31, 2006, 15% on December 31, 2007 and 10% on December 31, 2008. Performance options for Mr. Shaw vested with respect to 30% on December 31, 2005, and, subject to continued employment and achievement of certain performance criteria by the Company, 30% will vest on December 31, 2006, 15% on December 31, 2007 and 25% on December 31, 2008. Performance options for Mr. Gallagher vested with respect to 15% on December 31, 2005, and subject to continued employment and achievement of certain performance criteria by the Company, 30% will vest on December 31, 2006, 30% on December 31, 2007 and 25% on December 31, 2008.

(2)	There can be no assurance provided to the named executive officer or any other holder of Celanese securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% compounded annual rate or at any other defined level. Unless the market price of Celanese common stock appreciates over the option terms, no additional value will be realized from the option granted to the named executive officers.

(3)	Mr. Nelson resigned from the Company on August 31, 2005. 15% of Mr. Nelson’s time options vested on January 21, 2005 and 35.3% of his performance options accelerated and vested upon his resignation. These options expire twelve months from the date of his resignation.

2005 Aggregated Option Exercises and Option Value
      The following table sets forth, for the individuals named in the Summary Compensation Table the number of shares of our Common Stock underlying unexercised options at year-end 2005.

			Number of Securities		Value of Unexercised In-the-
			Underlying Unexercised Options		Money Options at
			at December 31, 2005		December 31, 2005(1)

	Shares Acquired	Value		Unexercisable		Unexercisable
Name	on Exercise(#)	Realized($)	Exercisable (#)	(#)	Exercisable($)	($)

David N. Weidman	—	—	1,291,121	1,857,954	$4,028,296	$5,796,817
Dr. Lyndon E. Cole	—	—	504,751	726,349	$1,574,823	$2,266,209
Dr. Andreas Pohlmann	—	—	415,677	598,170	$1,296,913	$1,866,290
John J. Gallagher III	—	—	124,100	605,900	$101,762	$496,838
Curtis S. Shaw	—	—	130,000	370,000	$378,268	$1,076,608
Corliss J. Nelson	—	—	474,971	683,494	$1,481,910	$2,132,501

(1)	The closing price of the Celanese Common Stock on December 31, 2005 was $19.12.
Pension Plan

	Pension Plan Table(1)

	Benefit(2) After x Years of Service
Average Annual Earnings During Final Three
Years of Employment	10 Years	15 Years	20 Years	25 Years	30 Years

$800,000	$144,000	$216,000	$288,000	$360,000	$432,000
$900,000	$162,000	$243,000	$324,000	$405,000	$486,000
$1,000,000	$180,000	$270,000	$360,000	$450,000	$540,000
$1,100,000	$198,000	$297,000	$396,000	$495,000	$594,000
$1,200,000	$216,000	$324,000	$432,000	$540,000	$648,000
$1,300,000	$234,000	$351,000	$468,000	$585,000	$702,000
$1,400,000	$252,000	$378,000	$504,000	$630,000	$756,000
$1,500,000	$270,000	$405,000	$540,000	$675,000	$810,000
$1,600,000	$288,000	$432,000	$576,000	$720,000	$864,000
$1,700,000	$306,000	$459,000	$612,000	$765,000	$918,000
$1,800,000	$324,000	$486,000	$648,000	$810,000	$972,000
$1,900,000	$342,000	$513,000	$684,000	$855,000	$1,026,000
$2,000,000	$360,000	$540,000	$720,000	$900,000	$1,080,000

(1)	The table above illustrates expected annual benefits payable under the Celanese Americas Retirement Plan. The annual benefit is determined by the remuneration formula, which is 1.80% x (the average of the earnings — salary and bonus — during the final three years of employment) x (years of service).

(2)	Benefit shown is payable at age 60. Payments under all other qualified and non-qualified plans paid by the Company will be offset off the total amount.
      The above table shows the estimated annual benefit payable under the Celanese Americas Corporation Retirement Plan for Messrs. Cole, Pohlmann and Weidman at the age stated above.
      The Celanese Americas Retirement Plan (the “Plan”) is a defined benefit pension plan sponsored by Celanese Americas Corporation and Subsidiaries, a wholly owned subsidiary of the Company. The Plan covers substantially all employees of the Company, its U.S. subsidiaries, and certain affiliates. The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). Participants should refer to the Plan document for complete information about the Plan.
      Non-union employees hired before January 1, 2001, with five or more years of service, as defined in the Plan, are entitled to annual pension benefits beginning at normal retirement age (65) equal to the greater of (a) 1.33% of the employees final average earnings — salary and bonus — multiplied by the employee’s years of credited services, or (b) 1.67% of the employee’s final average earnings — salary and bonus — multiplied by the employee’s years of credited services minus 50% of the employee’s Social Security benefit multiplied by a fraction, the numerator of which is the employee’s year’s of credited service (to a maximum of 35 years) and the denominator of which is 35. The Plan permits early retirement at ages 55-64. Employees may elect to receive their pension benefits in the form of a joint and survivor annuity or a life annuity or certain and continuous annuity. Employees who terminate before becoming vested forfeit their benefits. Forfeitures are fully retained by the Plan. If a married employee dies after being fully vested in the Plan, a death benefit will be payable to the surviving spouse.
      Effective January 1, 2001, the Plan began providing benefits for new employees, as defined by the Plan, hired after December 21, 2000, based upon a different benefit formula — (the “Cash Balance Plan”). The Cash Balance Plan provides that for each Plan year employees work as defined, the Company credits 5% of the employee’s annual pensionable earnings to a hypothetical plan account that has been established for each employee, and credits that account with interest. For a given year, the Plan’s interest rate is the annual rate of interest on 30 year United States Treasury Securities for the August before the first day of that year. Employees vest in their accrued benefit after completing five years of employment with the Company, as defined. If employees are vested when they leave the Company, they have the option to take their account balance with them, either in a lump-sum payment or as an annuity. Employees also have the choice to leave their account balance in the plan until the normal retirement age of 65. The amount of benefit depends on the employee’s pay, plan years worked and any interest earned on the Company contribution. Once vested, survivor benefits are applicable to married participants. Mr. Gallagher and Mr. Shaw are eligible for the Cash Balance Plan benefit.
      The credited years of service as of December 31, 2005 for the named executive officers are as follows: Mr. Weidman — five years, Mr. Gallagher — less than one year, Dr. Pohlmann — sixteen years, Dr. Cole — three years; and Mr. Shaw — one year.
Stock Incentive Plan
      In December 2004, we adopted a Stock Incentive Plan (the “Stock Plan”) to assist us in recruiting and retaining key employees, Directors or consultants of outstanding ability and to motivate such employees, Directors or consultants to exert their best efforts on our behalf by providing compensation and incentives through the granting of awards. The Stock Plan permits us to grant to our executive officers, key employees, Directors and consultants stock options, stock appreciation rights, or other stock-based awards. In connection with the Stock Plan, we have granted stock options and entered into stock option agreements with our executive officers, key employees and Directors and granted rights to purchase stock at a discount to our executive officers, key employees and Directors.
      Administration. Our Compensation Committee administers the Stock Plan. The committee determines who will receive awards under the Stock Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the Stock Plan. The committee is authorized to interpret the Stock Plan, to establish, amend and rescind any rules and regulations relating to the Stock Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Stock Plan. The committee is able to correct any defect or supply any omission or reconcile any inconsistency in the Stock Plan in the manner and to the extent the committee deems necessary or desirable.
      Shares Reserved for Awards, Limits on Awards and Shares Outstanding. The total number of shares of our Common Stock originally reserved for issuance or delivery under the Stock Plan was 16,250,000. In the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar transaction, the committee will adjust (i) the number or kind of shares or other securities that may be issued or reserved for issuance pursuant to the Stock Plan or pursuant to any outstanding awards, (ii) the option price or exercise price, and/or (iii) any other affected terms of such awards.

      Stock Options. The Stock Plan permits the committee to grant participants incentive stock options, which qualify for special tax treatment in the United States, as well as nonqualified stock options. The committee will establish the duration of each option at the time it is granted, with a maximum ten-year duration for incentive stock options. The committee also establishes vesting and performance requirements that must be met prior to the exercise of options. Stock option grants may include provisions that permit the option holder to exercise all or part of the holder’s vested options, or to satisfy withholding tax liabilities, by tendering shares of Common Stock already owned by the option holder for at least six months (or another period consistent with the applicable accounting rules) with a fair market value equal to the exercise price. Stock option grants may also include provisions that permit the option holder to exercise all or part of the holder’s vested options through an exercise procedure, which requires the delivery of irrevocable instructions to a broker to sell the shares obtained upon exercise of the option and deliver promptly to us the proceeds of the sale equal to the aggregate exercise price of the Common Stock being purchased.
      Stock Appreciation Rights. The committee also has the ability to grant stock appreciation rights, either alone or in tandem with underlying stock options, as well as limited stock appreciation rights, which are exercisable upon the occurrence of certain contingent events. Stock appreciation rights will entitle the holder upon exercise to receive an amount in any combination of cash or shares of our Common Stock (as determined by the committee) equal in value to the excess of the fair market value of the shares covered by the right over the grant price.
      Other Stock-Based Awards. The Stock Plan permits the committee to grant awards that are valued by reference to, or otherwise based on, the fair market value of our Common Stock. These awards are in such form and subject to such conditions as the committee may determine, including the satisfaction of performance goals, the completion of periods of service or the occurrence of certain events.
      Awards. In connection with our IPO in January 2005 and subsequent employment of certain executives, we granted the right to certain of our executive officers, key employees and Directors to purchase shares of our Common Stock at a discounted price of $7.20 per share pursuant to our Stock Plan. In connection with the IPO, the total number of discounted shares of Common Stock purchased by our executive officers, key employees and Directors was 1,613,317. As a result of the discounted share offering, we took a one-time pre-tax non-cash charge of approximately $14 million. An additional 70,960 discounted shares were purchased post-IPO, which resulted in an additional one-time pre-tax non-cash charge of approximately $1 million. Our executive officers and certain of our key employees received funds to purchase the discounted shares of our Common Stock under our deferred compensation plan described below.
      In addition, in 2005, we granted 11,252,972 option shares of Common Stock to our executive officers, key employees, Directors and Blackstone Management Partners IV LLC with an exercise price of $16 per share. Upon his employment, Mr. Shaw was granted 185,000 non qualified stock options at fair market value on the date of the grant ($15.16), and upon his appointment as General Counsel, Celanese Corporation, Mr. Shaw was granted 315,000 additional non-qualified stock options at fair market value on the date of the grant ($16.83). Upon his employment, Mr. Gallagher was granted 730,000 non-qualified stock options at the fair market value on the date of grant ($18.30).
      In 2006, we granted 1,676,500 option shares of Common Stock to our executive officers, key employees and directors. As of July 10, 2006, the total number of shares of our Common Stock available for issuance or delivery under the Stock Plan was 1,360,656, which includes options previously granted and forfeited by terminated employees. In connection with these stock issuances, we entered into a shareholders agreement with the recipient of the shares. See “Certain Relationships and Related Party Transactions — Employee Stockholders Agreement.”
      Change-in-Control Provisions. The committee may, in the event of a change in control, provide that any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable. In addition, the committee may, in its sole discretion, provide for the termination of an award upon the consummation of the change in control and the payment of a cash amount in exchange for the cancellation of an award, and/or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected award.
      Amendment and Termination. Our Board of Directors has the ability to amend or terminate the Stock Plan at any time, provided that no amendment or termination is made that diminishes the rights of the holder of any award. Our Board of Directors will have the ability to amend the plan in such manner as it deems necessary to permit awards to meet the requirements of applicable laws.
Deferred Compensation Plan
      In December 2004, we adopted a Deferred Compensation Plan (the “Deferred Plan”) for the named executive officers, as well as certain other key employees. The Compensation Committee administers the Deferred Plan. A separate book entry account was established for each participant in the Deferred Plan in the amount established by the committee. Generally, the amount of each account was adjusted to reflect the price per share received in connection with the offering of our Common Stock. Each participant’s account represents an unsecured obligation of the Company. The aggregate maximum amount payable under the Deferred Plan is $192 million. The initial component of the Deferred Plan totaling an aggregate of approximately $27 million vested in 2004 and was paid in the first quarter of 2005. An additional $2 million was paid out to newly hired executives during the remainder of 2005. The remaining aggregate amount payable as of December 31, 2005 was $163 million, subject to downward adjustment if the price of our Common Stock falls below $16 per share, and vests and will be payable subject to the criteria set out below.
      The initial payment of deferred compensation under the Deferred Plan in the first quarter of 2005 was used by the participants (1) for the purchase of shares of our Common Stock at an assumed price of $7.20 per share; (2) for the purchase of shares at the IPO price of $16, or, if the participant was employed after January 21, 2005, the purchase of all, or a portion of, the shares at the fair market value; and (3) to pay taxes associated with such distribution from the Deferred Plan. Mr. Shaw purchased discounted shares and opted not to purchase additional shares at $16 per share. Mr. Gallagher purchased shares at fair market value, but did not purchase discounted shares.
      Awards under the Deferred Plan (“Deferred Plan Awards”) were made on January 5, 2005 to Messrs. Weidman, Pohlmann and Cole, with a portion to be paid to each of them in 2005, to assist in the purchase of discounted and IPO priced shares, and the remainder to vest as conditions are met, as described below. Of Mr. Weidman’s Deferred Plan Award in the aggregate amount of $50,625,705, $7,565,601 was paid in 2005 and the remainder of $43,060,104 will vest as conditions are met as described below; of Dr. Pohlmann’s Deferred Plan Award in the aggregate amount of $19,961,989, $2,987,338 was paid in 2005 and the remainder of $16,974,651 will vest as conditions are met as described below; of Dr. Cole’s Deferred Plan Award in the aggregate amount of $20,397,924, $3,048,304 was paid in 2005 and the remainder, of $17,349,620 will vest as conditions are met as described below. If, on a distribution date, the fair market value of a share is less than the initial share price or IPO Price, the value of each account will be recalculated to a reduced value.
      Mr. Shaw was granted a Deferred Plan Award upon his employment in April 2005 in the amount of $2 million, with $290,000 paid upon his employment to assist in the purchase of discounted shares and the remainder of $1,710,000 will vest as conditions are met, as described below. Mr. Gallagher was granted an award of deferred compensation upon his employment in August 2005 in the amount of $10,725,000, with $725,000 paid upon his employment to assist in the purchase of shares at fair market value and the remainder will vest as conditions are met as described below.
      Of the remaining balance in each account, a portion (ranging from 26% to 37%, depending on the participant) of each account vests based on (i) the participant’s continued employment with us (the “time vesting criteria”), and (ii) the occurrence of a sale or other disposition by affiliates of Blackstone of at least ninety percent (90%) of their equity interest in the Company in which affiliates of Blackstone receive at least a twenty-five percent (25%) cash internal rate of return on their equity interest (a “Qualifying Sale”). The remaining portion (ranging from 33% to 48%, depending on the participant) of each account will vest based on (i) the achievement of performance criteria established by the Compensation Committee (the “performance vesting criteria”), and (ii) the occurrence of a Qualifying Sale.
      The applicable portion of the account will become payable when both vesting criteria are satisfied, except as follows:

•	In the event a participant is terminated by us without cause (as defined in the Deferred Plan), the participant resigns with good reason (as defined in the Deferred Plan) or the participants becomes disabled (as defined in the Deferred Plan) or dies (each termination, a “Good Termination”) the vesting of a portion of the account will accelerate with respect to the time vesting criteria and the performance vesting criteria.

•	Upon a termination of employment for any reason, the account shall be forfeited to the extent that the account is not vested in both vesting criteria; provided, that in the event a participant (other than a named executive officer) is terminated due to a Good Termination, the portion of the participant’s account vested in the time vesting criteria and performance vesting criteria is paid, without regard to whether Blackstone has engaged in a Qualifying Sale; provided, further, that if a named executive officer is terminated due to a Good Termination, the portion of the participant’s account that has satisfied the time vesting criteria and the performance vesting criteria is paid, if and when a Qualifying Sale occurs.

      The Deferred Plan is subject to the American Jobs Creation Act of 2004 (the “Act”), which generally imposes requirements with respect to compensation deferred under deferred compensation plans after December 31, 2004. Under Section 409A of the Code, created in connection with the Act, the U.S. Treasury Department is directed to issue regulations providing guidance and provide a limited period during which deferred compensation plans may be amended to comply with the requirements of Section 409A. When the final regulations are issued, we may be required to make modifications to the Deferred Plan to comply with Section 409A.
Bonus Agreements
      The Company has entered into a bonus award agreement with each of Mr. Weidman, Dr. Pohlmann, and Dr. Cole (collectively, the “Bonus Agreements”) dated February 23, 2005. Pursuant to the terms of the respective Bonus Agreements, Mr. Weidman is eligible to receive a cash bonus award equal to $5,135,000, Dr. Cole is eligible to receive a cash bonus award equal to $3,960,000, and Dr. Pohlmann is eligible to receive a cash bonus award equal to $3,710,000. Fifty percent of the bonuses were immediately vested and paid on January 21, 2005. Each of Mr. Weidman, Dr. Cole and Dr. Pohlmann has received 25% of his respective bonus because the Company achieved certain cost reduction targets for 2005. The remaining 25% of the respective bonus award is payable if the Company achieves certain cost reduction targets for 2006.
      If Mr. Weidman’s, Dr. Cole’s or Dr. Pohlmann’s employment is terminated by the Company for cause, or by such executive without good reason, such executive will forfeit any unpaid portion of the potential bonus award under his respective Bonus Agreement. If Mr. Weidman’s, Dr. Cole’s or Dr. Pohlmann’s employment is terminated by the Company without cause or due to his death or disability or by such executive for good reason, such executive will be entitled to receive the remaining scheduled payments under the respective Bonus Agreements without regard to whether the cost reduction targets are achieved.
Employment Agreements
      The Company has entered into an employment agreement with each of the current executive officers of the Company listed below (the “Executives”), the terms of which are summarized below (collectively, the “Employment Agreements”).

Name of Executive	Title	Base Salary	Date of Agreement

David N. Weidman	President and Chief Executive Officer	$900,000	February 23, 2005
Dr. Lyndon E. Cole	Executive Vice President	$700,000	February 24, 2005
John J. Gallagher III(1)	Executive Vice President, and Chief Financial Officer	$675,000	August 31, 2005
Dr. Andreas Pohlmann	Executive Vice President, and Chief Administrative Officer	$650,000	February 23, 2005
Curtis S. Shaw	Executive Vice President, General Counsel and Corporate Secretary	$575,000	April 18, 2005

(1)	Mr. Gallagher replaced Corliss J. Nelson as Executive Vice President and Chief Financial Officer on August 31, 2005.

      The Employment Agreement of each of Mr. Weidman, Dr. Cole, Mr. Gallagher and Dr. Pohlmann has an initial term commencing on the dates listed above and continuing through December 31, 2007, unless such Employment Agreement is terminated earlier pursuant to the terms of such Employment Agreement. Mr. Pohlmann and the Company have reached such an agreement and his Employment Agreement will terminate December 31, 2006. He will be paid his base salary until December 31, 2007 and will be paid his 2007 target bonus of 80% of his base salary. Pursuant to the terms of the respective Employment Agreements, Mr. Weidman, Dr. Cole and Dr. Pohlmann shall receive the annual base salary set forth above, subject to future upward adjustment by the Board. In addition, each of Dr. Pohlmann, Mr. Gallagher and Dr. Cole shall report to the Chief Executive Officer. Each of the Employment Agreements also contemplates that each of Mr. Weidman, Dr. Pohlmann and Dr. Cole will serve as a member on the Board upon request, without additional compensation. Unless otherwise agreed by the Company and the respective Executive, continuation of such Executive’s employment beyond the initial term shall be deemed employment-at-will and shall not automatically extend the terms of his Employment Agreement, except for certain protective provisions for the benefit of the Company. Mr. Shaw’s employment commenced on the date listed above. Pursuant to the terms of their employment agreements, each of Mr. Shaw and Mr. Gallagher shall receive the base salary set forth above. Mr. Shaw, formerly General Counsel (Americas) and Corporate Secretary, was appointed as General Counsel and Corporate Secretary of Celanese Corporation on October 10, 2005, reporting to Mr. Weidman.
      Each of the Executives is entitled to receive an annual bonus award based on actual achievement of performance targets established by the Board. At target performance levels, each Executive will be entitled to receive an annual cash bonus ranging from 0-200% of an amount equal to 80% of such Executive’s annual base salary. Each of the Executives is entitled to reimbursement of reasonable business expenses in accordance with Company policy, and further, each of Mr. Weidman, Dr. Pohlmann and Dr. Cole will be entitled to payment of a car lease through the current term of that lease. Each of the Executives are entitled to participate in compensation and employee benefits plans customarily made available to senior executives of the Company from time to time. In addition, Mr. Weidman will be entitled to participate in defined pension benefits provided by the Company, which are on the same terms as the defined pension benefits provided by Celanese AG to the members of its board of management. Each of Dr. Pohlmann and Dr. Cole are also entitled to participate in the deferred compensation plan and defined benefit pension of Celanese AG.
      During the term of his employment and for one year afterward, each Executive has agreed, subject to certain customary exceptions, that he will not compete with the business of the Company, solicit employees or interfere with client, employee, consultant or other business relationships. Each Executive has also agreed to keep the Company’s non-public information confidential and return materials containing such information to the Company upon his termination. Each Executive has further agreed to assign to the Company any inventions and intellectual property he develops, during his employment, within the scope of his employment and/or with the use of Company resources and to grant a license to the Company for all intellectual property rights in works he created prior to his employment with the Company that are relevant or implicated by such employment.
      Each of Mr. Weidman, Mr. Gallagher and Dr. Cole may be entitled to receive severance benefits after termination of his employment depending on the circumstances under which his employment terminates. If the Executive’s employment is terminated by the Company for cause or due to his death or disability, or by the Executive without good reason, the Executive will be entitled to accrued and unpaid salary, accrued and unpaid bonus and other accrued rights under compensation and employee benefit plans in which he participates (the “Accrued Rights”), but will not be entitled to severance benefits. If the Executive’s employment is terminated by the Company without cause or by the Executive for good reason, he will be entitled to, in addition to the Accrued Rights, severance benefits equal to (i) a pro rata portion of any annual bonus that he would have been entitled to receive based on the percentage of the then current year already elapsed through the date of termination, payable when such bonus would have been payable had he not been terminated, and (ii) subject to the Executive’s compliance with non-competition, non-solicitation and confidentiality restrictions and subject to reduction by other severance or termination benefits that may be available under other plans of the Company or its affiliates, continued salary payments for twelve months after the termination date and payment of his annual bonus at target performance levels for the year of termination payable over the twelve month period after the termination date. If Mr. Shaw’s employment is terminated by the Company without cause or following a change of control or by Mr. Shaw for good reason, he will be entitled to, subject to his compliance with non-competition, non-solicitation and confidentiality restrictions, continued payment of his base salary plus target bonus and welfare benefits for a period of one year following such termination of employment. Such payments are in lieu of any severance or termination benefits. In addition, if Dr. Cole resigns because of a sale or change of control of the Company’s Technical Polymers Ticona business, and Dr. Cole has not accepted or will not continue employment with the Company or any of its affiliates or with the purchaser of Ticona or any of its affiliates, Dr. Cole will be entitled to, in addition to the Accrued Rights, severance benefits equal to (i) a pro rata portion of any annual bonus that he would have been entitled to receive based on the percentage of the then current year already elapsed through the date of termination payable when such bonus would have been payable had he not been terminated, and (ii) subject to reduction by other severance or termination benefits that may be available under other plans of the Company or its affiliates, a lump sum payment equal to three times the sum of (A) his average base salary over the three calendar years prior to the termination date (or over all prior whole calendar years if his service was for less than three years), and (B) his average annual bonus earned during the three calendar years prior to termination (or over all prior whole calendar years if his service was for less than three years), in each case including his previous service with Celanese AG.
      Concurrent with the execution of his Employment Agreement and Bonus Agreement, Mr. Weidman entered into an agreement with Celanese AG, a majority of the shares of which are indirectly owned by the Company, whereby he terminated his service agreement with Celanese AG, effective as of December 31, 2004. Further, each of Dr. Cole and Dr. Pohlmann, concurrently with the execution of his respective Employment Agreements and Bonus Agreements, entered into an amended and restated Service Agreement with Celanese AG (together, the “Service Agreements”).
      Under the respective Services Agreements, each of which retroactively becomes effective as of November 1, 2004, Dr. Pohlmann and Dr. Cole were appointed Chairman of the Board of Management and Vice Chairman of the Board of Management, respectively, of Celanese AG and each of them will perform other such duties without remuneration other than the compensation received under each Service Agreement. In addition to the terms of the Services Agreements described above, each of Dr. Pohlmann and Dr. Cole has also agreed, subject to certain customary exceptions, that he will not compete with the business of Celanese AG, will keep Celanese AG’s non-public information confidential and will return materials containing such information to Celanese AG upon his termination. Each has further agreed to assign to Celanese AG any inventions he develops during his engagement. In the event of termination of either Service Agreement, neither of Dr. Pohlmann nor Dr. Cole will receive any severance or other payments or benefits, other than benefits accrued under Celanese AG’s defined pension arrangement. Celanese AG pays the cost to maintain (i) directors & officers insurance, except for a deductible to be paid by the Executive, and (ii) accident insurance, in each case covering Dr. Pohlmann and Dr. Cole.
Compensation Committee Interlocks and Insider Participation
      The Compensation Committee is comprised of Messrs. Chu, Hoffmeister, Jenkins and Mukherjee. None of Mr. Chu, Mr. Jenkins, Mr. Hoffmeister or Mr. Mukherjee is currently an employee or officer of Celanese Corporation. Members of the Compensation Committee have held various offices with the Company and/or its subsidiaries as described below:

•	Mr. Chu served as Chief Executive Officer of Celanese Corporation in November - December 2004.

•	Mr. Mukherhee served as Secretary of Celanese Corporation in November - December of 2004.

•	Mr. Jenkins was appointed on March 11, 2004 as Assistant Secretary of Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd., before it became domiciled in the State of Delaware on November 3, 2004, and was renamed as Celanese Corporation. Mr. Jenkins served as Chief Financial Officer and Chief Accounting, Officer of Celanese Corporation in November - December of 2004. Mr. Jenkins did not receive compensation for his role as Assistant Secretary of Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.

•	Mr. Chu and Mr. Jenkins were President and Treasurer, respectively, of BCP Crystal US Holdings Corporation from March 23, 2004 until December 15, 2004. BCP Crystal US Holdings Corporation is an indirect wholly-owned subsidiary of the Company. Neither Mr. Chu nor Mr. Jenkins received compensation for his role as officer of BCP Crystal US Holdings Corporation.

•	Mr. Chu, Mr. Mukherjee and Mr. Jenkins were President, Secretary and Treasurer, respectively, of Crystal US Sub 3 Corp. from September 16, 2004 until January 20, 2005. Crystal US Sub 3 Corp. is an indirect wholly-owned subsidiary of the Company. None of Mr. Chu, Mr. Mukherjee or Mr. Jenkins received compensation for his role as officer of Crystal US Sub 3 Corp.

•	Mr. Jenkins was appointed on March 11, 2004 as Assistant Secretary of BCP Crystal Holdings Ltd. 2 and was appointed on July 15, 2004 as Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer. BCP Crystal Holdings Ltd. 2 later became domiciled in the State of Delaware on November 3, 2004 and was renamed as Celanese Holdings, LLC. Celanese Holdings, LLC is an indirect wholly-owned subsidiary of the Company. Mr. Jenkins was not appointed as an officer of Celanese Holdings, LLC. Mr. Jenkins did not receive compensation in his capacity as an officer of BCP Crystal Holdings Ltd. 2.

•	Mr. Jenkins was Assistant Secretary of BCP Caylux Holdings Ltd. 1 from March 11, 2004 until April 6, 2005. BCP Caylux Holdings Ltd. 1 is a company registered in Grand Cayman and is an indirect wholly-owned subsidiary of the Company. Mr. Jenkins did not receive compensation for his role as an officer of BCP Caylux Holdings Ltd. 1.

•	Mr. Jenkins was Assistant Secretary of BCP Crystal (Cayman) Ltd. 1 (formerly named BCP Caylux Holdings Ltd. 2) from March 11, 2004 until April 6, 2005. BCP Crystal (Cayman) Ltd. 1 is a company registered in Grand Cayman and is an indirect wholly-owned subsidiary of the Company. Mr. Jenkins did not receive compensation for his role as an officer of BCP Crystal (Cayman) Ltd. 1.

STOCK OWNERSHIP INFORMATION
Principal Shareholders and Beneficial Owners
      The following table sets forth information with respect to the beneficial ownership of Common Stock of the Company as of July 10, 2006, by (i) each person known to own beneficially more than 5% of Common Stock of the Company, (ii) each of the Company’s Directors, (iii) each of the Company’s named executive officers, and (iv) all Directors and executive officers as a group.
      The number of shares and percentage of beneficial ownership set forth below are based on shares of Common Stock of the Company issued and outstanding. As of July 10, 2006, the number of shares of Common Stock outstanding was 158,592,161 and the number of shares of Preferred Stock outstanding was 9,600,000. We currently have no Series B common stock outstanding.

	Amount and Nature of Beneficial Ownership of Common Stock*

	Common Stock
	Beneficially	Rights to	Total	Percentage of
	Owned	Acquire	Common	Common Stock
	Excluding	Shares of	Stock	Beneficially
	Option	Common	Beneficially	Owned(3) –
Name of Beneficial Owner and Investment Power	Shares(1)	Stock(2)	Owned	Voting(4)

Affiliates of The Blackstone Group L.P.(5)	50,124,342	61,555	50,185,897	31.6%
Stephen A. Schwarzman(5)	50,124,342	61,555	50,185,897	31.6%
Peter G. Peterson(5)	50,124,342	61,555	50,185,897	31.6%
FMR Corp(6)	24,282,436	—	24,282,436	15.3%
David N. Weidman(7)	619,564	1,291,121	1,910,685	1.2%
John J. Gallagher III(7)	37,000	124,100	161,100	**
Dr. Lyndon E. Cole(7)	242,222	504,751	746,973	**
Dr. Andreas Pohlmann(7)	199,478	415,677	615,155	**
Curtis S. Shaw(7)	27,100	130,000	157,100	**
Chinh E. Chu(8)	—	—	—	**
James E. Barlett(7)	8,598	12,311	20,909	**
David F. Hoffmeister(7)	—	—	—	**
Benjamin J. Jenkins(8)	—	—	—	**
Martin G. McGuinn(7)	—	—	—	**
Anjan Mukherjee(8)	—	—	—	**
Paul H. O’Neill(7)	3,598	12,311	15,909	**
James A. Quella(8)	—	—	—	**
Daniel S. Sanders(7)	13,598	12,311	25,909	**
John K. Wulff(7)	—	—	—	**
All Directors and executive officers as a group (17 persons)	1,151,158	2,502,582	3,653,740	2.3%

*	Following the payment of a special dividend to holders of the Company’s Series B common stock on April 7, 2005, all shares of Series B common stock automatically converted into shares of the Company’s Common Stock pursuant to our certificate of incorporation. As a result, the Company has no Series B common stock outstanding. In addition, the Company has 9,600,000 shares of issued and outstanding Preferred Stock which are convertible into shares of Common Stock at any time at a conversion rate of 1.25 shares of Common Stock for each share of Preferred Stock, subject to adjustments. The rights to acquire shares of Common Stock relate to the right to acquire within 60 days, the identified number of shares of Common Stock underlying the vested stock options held by Directors, executive officers and Blackstone Management Partners IV LLC.

**	Less than 1 percent of shares of Common Stock outstanding (excluding, in the case of all Directors and executive officers individually and as a group, shares beneficially owned by the affiliates of Blackstone and BA Capital Investors Sidecar Fund, LP).

(1)	Includes shares for which the named person has sole voting and investment power. Does not include shares that may be acquired through exercise of options.

(2)	Includes shares of Common Stock issuable upon exercise of options that have vested or will vest on or before September 8, 2006, granted under the Stock Plan.

(3)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.

(4)	The calculation of this percentage assumes for each person that:

•	158,592,161 shares of Common Stock are issued and outstanding as of July 10, 2006;

•	The acquisition by such person of all shares that may be acquired upon exercise of options to purchase shares that have vested or will vest by September 8, 2006.

•	A person is deemed to have the right to acquire shares of Common Stock upon the exercise of vested options under the Stock Plan.

(5)	Includes shares of Common Stock of the Company owned by Blackstone Capital Partners (Cayman) Ltd. 1 (“Cayman 1”), Blackstone Capital Partners (Cayman) Ltd. 2 (“Cayman 2”), and Blackstone Capital Partners (Cayman) Ltd. 3 (“Cayman 3” and collectively with Cayman 1 and Cayman 2, the “Cayman Entities”). Blackstone Capital Partners (Cayman) IV LP (“BCP IV”) owns 100% of Cayman 1. Blackstone Family Investment Partnership (Cayman) IV-A LP (“BFIP”) and Blackstone Capital Partners (Cayman) IV-A LP (“BCP IV-A”) collectively own 100% of Cayman 2. Blackstone Chemical Coinvest Partners (Cayman) LP (“BCCP” and, collectively with BCP IV, BFIP and BCP IV-A, the “Blackstone Funds”) owns 100% of Cayman 3. Blackstone Management Associates (Cayman) IV LP (“BMA”) is the general partner of each of the Blackstone Funds. Blackstone LR Associates (Cayman) IV Ltd. (“BLRA”) is the general partner of BMA and may, therefore, be deemed to have shared voting and investment power over shares of Common Stock of the Company. Mr. Chu, who serves as a Director of the Company and is a member of the supervisory board of Celanese AG, is a non-controlling shareholder of BLRA and disclaims any beneficial ownership of shares of Common Stock of the Company beneficially owned by BLRA. Messrs. Peter G. Peterson and Stephen A. Schwarzman are directors and controlling persons of BLRA and as such may be deemed to share beneficial ownership of shares of Common Stock of the Company controlled by BLRA. Each of BLRA and Messrs. Peterson and Schwarzman disclaims beneficial ownership of such shares. On January 25, 2005, the Company granted to Blackstone Management Partners IV LLC (in lieu of granting such options to Directors of the Company who are employees of with Blackstone in connection with the Company’s regular Director compensation arrangements) options to acquire an aggregate of 123,110 shares of Common Stock, of which options to acquire 61,555 shares are currently exercisable. Messrs. Peterson and Schwarzman are controlling persons of Blackstone Management Partners IV LLC and accordingly may be deemed to beneficially own the shares subject to such options. The exercise price for such options is $16.00 per share. The address of each of the Cayman Entities, the Blackstone Funds, BMA and BLRA is c/o Walkers, P.O. Box 265 GT. George Town. Grand Cayman. The address of each of Messrs. Peterson and Schwarzman is c/o The Blackstone Group L.P., 345 Park Avenue, New York, NY 10154.

(6)	On February 14, 2006, FMR Corporation reported beneficial ownership of 24,282,436 shares of Common Stock as of December 31, 2005 and the sole power to vote or to direct the vote of 620,225 shares. The address of FMR Corporation is 82 Devonshire Street, Boston, MA 02109.

(7)	The address for each of Messrs. Weidman, Gallagher, Shaw, Cole, Pohlmann, Barlett, Hoffmeister, O’Neill Sanders, McGuinn and Wulff is c/o Celanese Corporation, 1601 West LBJ Freeway, Dallas, Texas 75234.

(8)	Mr. Chu is a Senior Managing Director, Mr. Quella is Senior Managing Director and Senior Operating Partner and Messrs. Jenkins and Mukherjee are Principals of Blackstone. Messrs. Chu, Quella, Jenkins and Mukherjee disclaim beneficial ownership of the shares held by affiliates of Blackstone. The address for each of Messrs. Chu, Quella, Jenkins and Mukherjee is c/o The Blackstone Group L.P., 345 Park Avenue, New York, NY 10154.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      Although we have not conducted the analysis, the terms of the transactions described below may not be as favorable to us as the terms obtainable from unrelated third parties. Capitalized terms have the same meanings as set forth in the original agreements, filed as exhibits to Form 8-K, (File No. 001-32410) filed by the Company on January 28, 2005.
Mandatorily Redeemable Preferred Shares
      In connection with the Original Financing, the Company issued $200 million aggregate preference of the mandatorily redeemable preferred shares to an affiliate of Banc of America Securities LLC. The mandatorily redeemable preferred shares were redeemed using a portion of the proceeds from the offering of the senior subordinated notes. Banc of America Securities LLC was also an initial purchase of the senior subordinated notes and the senior discount notes and is an affiliate of a lender under the amended and restated senior secured credit facilities.
Transaction and Monitoring Fee Agreement/ Sponsor Services Agreement
      In connection with the closing of the Tender Offer and the Original Financing, the Company entered into a transaction and monitoring fee agreement with Blackstone Management Partners IV L.L.C., an affiliate of the Sponsor (the “Advisor”).
      Under the agreement, the Advisor agreed to provide monitoring services to the Company for a 12 year period, unless terminated earlier by agreement between us and the Advisor or until such time as the Sponsor’s and its affiliates direct or indirect ownership of us falls below 10%. These monitoring services include (i) advice regarding the structure, distribution, and timing of debt and equity offerings, (ii) advice regarding our business strategy, (iii) general advice regarding dispositions and/or acquisitions and (iv) other advice directly related or ancillary to the Advisor’s financial advisory services. The annual monitoring fee under this transaction and monitoring fee agreement is equal to the greater of $5 million or 2% of our EBIDTA for the most recently completed fiscal year. In connection with the closing of the Tender Offer and the Original Financing, the Company paid aggregate transaction, advisory and other fees of approximately $65 million, including a monitoring fee in the amount of $10 million for services rendered in 2004. In January 2005, the Company made an additional payment of the monitoring fee to the Advisor in the amount of $10 million.
      The monitoring fee does not include, and the Advisor may receive additional compensation for providing, investment banking or other advisory services provided by the Advisor or any of its affiliates to us in connection with any specific acquisition, divestiture, refinancing, recapitalization or similar transaction by us. In the absence of a separate agreement regarding compensation for these types of additional services, the Advisor is entitled to receive upon consummation of (i) any such acquisition, disposition or recapitalization a fee equal to 1% of the aggregate enterprise value of the acquired, divested or recapitalized entity or, if such transaction is structured as an asset purchase or sale, 1% of the consideration paid for or received in respect of the assets acquired or disposed of and (ii) any such refinancing, a fee equal to 1% of the aggregate value of the securities subject to such refinancing. In connection with our acquisition of Vinamul, we paid an affiliate of the Advisor $2 million. In connection with our agreement to acquire Acetex Corporation, we paid an affiliate of the Advisor aggregate fees of $4 million for financial advisory services related to that transaction, in addition to reimbursement of out of pocket expenses. The Company agreed to indemnify that affiliate, its affiliates, and their respective partners, members, officers, directors, employees and agents for losses relating to the engagement. In addition, we paid the Advisor aggregate fees of approximately €3 million ($4 million) in connection with our acquisition of 5.9 million of additional Celanese AG shares from two shareholders of Celanese AG in August 2005.
      The transaction and monitoring fee agreement also provided for a right of first refusal to the Advisor to provide the Company with services as a financial advisor, consultant, investment banker or any similar advisor in connection with any merger, acquisition, disposition, recapitalization, issuance of securities, financing or any similar transaction.
      In connection with certain events, including the IPO of the Company, the Advisor is entitled to receive a lump sum payment equal to the then present value of all current and future monitoring fees payable under the transaction and monitoring fee agreement, assuming the agreement were to terminate upon the twelfth anniversary of the date of the Advisor’s election to receive the lump sum payment. Upon the payment of that lump sum amount, the Advisor would no longer be obligated to provide monitoring services and we would no longer be obligated to pay monitoring fees. In connection with the completion of the IPO, Celanese amended and restated the transaction and monitoring fees and paid the Advisor $35 million. Under the amended and restated agreement, which we refer to as the Sponsor Services Agreement, the other provisions of the transaction and monitoring fee agreement, including the Advisor’s right of first refusal and entitlement to additional compensation for investment banking or other advisory services, as described above, and our indemnification and reimbursement obligations described below, continue to be in effect.
      Under the transaction and monitoring fee agreement/sponsor services agreement, we have agreed to indemnify the Advisor and its affiliates and their respective partners, members, directors, officers, employees, agents and representatives for any and all losses relating to services contemplated by these agreements and the engagement of the Advisor pursuant to, and the performance by the Advisor of the services contemplated by, these agreements. We have also agreed under the transaction and monitoring fee arrangement/sponsor services agreement to reimburse the Advisor and its affiliates for their expenses incurred in connection with the services provided under these agreements or in connection with their ownership or subsequent sale of Celanese Corporation stock.
Shareholders’ Agreement
      In connection with the acquisition of Celanese AG shares pursuant to the Tender Offer, the Company and the Original Stockholders (Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Capital Partners (Cayman) Ltd. 3 and BA Capital Investors Sidecar Fund, L.P.) entered into a shareholders’ agreement, which has been subsequently amended. The following description relates to the terms of the shareholders’ agreement in effect as of the date of this proxy. Among other things, the shareholders’ agreement established certain rights and restrictions upon the Original Stockholders with respect to our governance, the transfer of shares of the Company’s Common Stock, indemnification and related matters. BACI had been part of the shareholders’ agreement, but the agreement with respect to BACI was terminated as of March 30, 2006.
      The shareholders’ agreement provides that certain of the Original Stockholders that are affiliates of the Sponsor are entitled to designate all nominees for election to the board of Directors for so long as they hold at least 25% of the total voting power of our capital stock. Thereafter, although they will not have an explicit contractual right to do so, they may still nominate Directors in their capacity as stockholders. In connection with the IPO, the board of Directors was expanded to include additional independent directors as required by the rules of the NYSE on which the shares of the Company’s Common Stock are traded.
      The Company has agreed to indemnify the Original Stockholders and their respective affiliates, Directors, officers and representatives for losses relating to the Tender Offer and other related transactions.
Registration Rights Agreement
      In connection with the acquisition of Celanese AG shares pursuant to the Tender Offer, the Company and the Original Stockholders entered into a registration rights agreement pursuant to which the Company may be required to register a sale of our shares held by the Original Stockholders. Under the registration rights agreement, certain of the Original Stockholders will have a right to request the Company to register the sale of shares of Common Stock held by the Original Stockholders into the market from time to time over an extended period.
      As of July 10, 2006, the Original Stockholders and their affiliates owned 50,185,897 shares of Common Stock entitled to these registration rights. The Company has agreed to indemnify the Original Stockholders, their respective affiliates, directors, officers and representatives, and each underwriter and their affiliates, for losses relating to any material misstatement or material omissions of facts in connection with the registration of the Original Stockholders’ shares of the Company. In addition, under the terms of the registration rights agreement, we are required to pay all registration expenses (other than underwriting discounts or commissions or transfer taxes) of the Original Stockholders, which we anticipate to be approximately $1 million.

Employee Stockholders Agreement
      In connection with the issuance of shares to certain of our executive officers, key employees and Directors as discussed under “Management — Stock Incentive Plan — Awards,” we entered into a management stockholders agreement with such officers, employees and Directors. Among other things, this agreement restricts the transfer by these stockholders of their shares in the Company’s Common Stock, subject to certain exceptions (including the occurrences of a change in control relating to us and the termination of employment of a management stockholder (other than the named executive officers) under certain circumstances), subject to a lock-up period until July 21, 2007. The agreement also provides that, in connection with the transfer by stockholders who are affiliates of our Sponsor of at least 25% of their shares in a privately negotiated transaction, such transferring stockholders will have the right to drag along the management stockholders in such transaction, and the management stockholders will have the right to tag along in such transaction. The management stockholders agreement granted our management “piggyback” registration rights exercisable in connection with registrations of our securities initiated by the Company or the Original Stockholders under the registration rights agreement, subject to the transfer restrictions described above.
      On January 26, 2005, the Company completed the sale of 1,613,317 shares of its Common Stock, par value $0.0001 per share, to certain of its employees and some members of its Board of Directors at a price of $7.20 per share. In addition, effective as of January 20, 2005, the Company granted certain of its employees, members of its Board of Directors, and Blackstone Management Partners IV LLC options to purchase 11,252,972 shares of Common Stock. Certain of the options granted to employees vest over time, and the remainder vest upon the Company’s achievement of certain performance targets. Approximately 15% of the total number of the Common Stock underlying options granted to employees were vested at the time they were granted. The options granted to members of our Board of Directors who are not employees and Blackstone Management Partners IV LLC vest over time. Approximately 25% of the total number of the shares of Common Stock underlying these option grants were vested at the time they were granted. Both options grants previously described vested an additional 25% at December 31, 2005. The options granted at the IPO (or as agreed in subsequent employment agreements) have an exercise price of $16.00 per share. Other subsequent option grants to certain employees were awarded at the fair market value on the date of the grant. The sale of shares of Common Stock and the grant of options to purchase shares of Common Stock were made pursuant to the Company’s 2004 Stock Incentive Plan in reliance on the exemption from registration provided by Section 701 of the Securities Act of 1933.
      Of the total number of shares of Common Stock acquired by our executive officers at a discounted price of $7.20 per share pursuant to the Stock Plan, 459,729 shares were purchased by Mr. David Weidman, our President and Chief Executive Officer, 179,722 shares were purchased by Dr. Lyndon E. Cole, our Executive Vice President, 169,119 shares were purchased by Mr. Corliss J. Nelson, our former Executive Vice President and Chief Financial Officer, and 148,007 shares were purchased by Dr. Andreas Pohlmann, our Executive Vice President and Chief Administrative Officer. Upon their employment, Mr. Shaw purchased 27,100 shares at the discounted price of $7.20 and Mr. Gallagher purchased 37,000 shares at the fair market price of $18.30. Messrs. Weidman, Cole, Nelson and Pohlmann were also granted options to purchase 3,149,075 shares of Common Stock, 1,231,100 shares of Common Stock, 1,158,465 shares of Common Stock and 1,013,847 shares of Common Stock, respectively; Mr. Shaw was granted options to purchase 500,000 shares of Common Stock and Mr. Gallagher was granted options to purchase 730,000 shares of Common Stock.
      The above descriptions of the Shareholders’ Agreement, the Registration Rights Agreement, the Sponsor Services Agreement, and the Employees Stockholders Agreement, as well as the transactions contemplated by those documents, are not complete and are qualified in their entirety by reference to the exhibits of these documents in the Form 8-K (File No. 001-32410) filed by the Company on January 28, 2005. The subsequent amendment to the Shareholders’ Agreement is qualified by reference to the exhibit of the document in the Form 10-K (File No. 001-32410) filed by the Company on March 31, 2006.
Blackstone Indemnification for Certain of Our Board Members
      Those of our board members who are affiliated with Blackstone may also have indemnification agreements or protections from Blackstone relating to their service on our Board of Directors.

Relationships with Affiliates of our Sponsors and Other Related Parties
      Blackstone has ownership interests in a broad range of companies (“Portfolio Companies”) and has affiliations with other companies (“Affiliated Companies”). We have entered into commercial transactions in the ordinary course of our business with these Portfolio Companies and Affiliated Companies, including the sale of goods and services and the purchase of goods and services. None of these transactions are material. In addition, we participate in transactions with Hercules Incorporated in the ordinary course of business, including the sale and purchase of goods and services. None of these transactions are material to the Company. Mr. Wulff, a Director nominee, has been the non-executive chairman of Hercules since 2003.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
      The following information is provided as of July 10, 2006 with respect to equity compensation plans:

	Number of Securities to be	Weighted Average
	Issued upon Exercise of	Exercise Price of	Number of Securities
	Outstanding Options,	Outstanding Options,	Remaining Available
Plan Category	Warrants and Rights	Warrants and Rights	for Future Issuance

Equity compensation plans approved by security holders	13,175,068	$16.77	1,360,656
Equity compensation plans not approved by security holders	—	—	—

TOTAL	13,175,068	$16.77	1,360,656

STOCK PERFORMANCE GRAPH
Cumulative Total Return to Stockholders
Celanese Corporation, S&P 500 Composite Index,
S&P 500 Chemicals Index and S&P 500 Specialty Chemicals Index
% Return to Shareholders, January 21, 2005 to June 30, 2006
Source: Fact Set
     This comparison is based on a return assuming $100 invested January 21, 2005 in Celanese Corporation Common Stock and the S&P 500 Composite Index, the S&P 500 Chemicals Index and the S&P Specialty Chemicals Index, assuming the reinvestment of all dividends. January 21, 2005 is the date the Company’s Common Stock commenced trading on the New York Stock Exchange.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors, executive officers and persons who own more than 10% of the outstanding shares of the Company’s Common Stock to file with the SEC reports of their ownership and changes in their ownership of Common Stock. Directors, executive officers and greater-than-ten percent shareholders are also required to furnish the Company with copies of all ownership reports they file with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, as of the filing date of this Proxy Statement, we believe that each of the reporting persons complied with these filing requirements with the exception of a Form 4 due May 18, 2006, filed on behalf of our Vice President and Corporate Controller, Steven M. Sterin, which was inadvertently filed late in regard to a single transaction.
OTHER MATTERS
      As of the date of this Proxy Statement, our management knows of no matters that will be presented for consideration at the meeting other than those matters discussed in this Proxy Statement. If any other matters properly come before the meeting and call for a vote of shareholders, validly executed proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

On behalf of the Board of Directors of
Celanese Corporation

Corporate Secretary

July 24, 2006

002CS-11865

A Election of Directors            PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
The Board of Directors recommends a vote FOR the following proposals.
1.	Election of the director nominee to serve in Class I, for the term which expires at the Annual Meeting of Shareholders in 2008, or until his successor is duly elected and qualified.

	For	Withhold
01 — Martin G. McGuinn	☐	☐
2.	Election of the director nominee to serve in Class I, for the term which expires at the Annual Meeting of Shareholders in 2008, or until his successor is duly elected and qualified.

	For	Withhold
01 — John K. Wulff	☐	☐

Mark this box with an X if you plan to attend the Special Meeting.	☐
B Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Proxy Solicited on Behalf of the Board of Directors of the Company for the Special Meeting of Shareholders on August 14, 2006
The undersigned hereby constitutes and appoints John J. Gallagher III, Curtis S. Shaw and Kevin J. Rogan, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Shareholders of CELANESE CORPORATION to be held at 8:00 a.m. (CDT) at CELANESE CORPORATION at 1601 W. LBJ Freeway, Dallas, Texas 75234 and at any adjournments thereof, on all matters coming before said meeting.
You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors recommendations. The Proxyholders cannot vote your shares unless you sign and return this card.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
(Continued and to be signed on the reverse side.)
If you are a participant in the Celanese Americas Retirement Savings Plan (the “Plan”) this card also constitutes voting instructions to the trustee for any shares held on your behalf under the Plan. The trustee will vote your shares as instructed. Your voting instructions must be received by August 9, 2006 to allow sufficient time for the trustee to vote your shares. If no voting instructions are provided, the trustee will vote the shares in the same proportion as shares to which voting instructions have been received.
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on August 11, 2006.
THANK YOU FOR VOTING